Exhibit 10.1

Execution Version

Published Deal CUSIP Number: [__________]
Published Revolving Facility CUSIP Number: [__________]

FIVE-YEAR CREDIT AGREEMENT

Dated as of October 18, 2022

among

PRINCIPAL LIFE INSURANCE COMPANY,
as Borrower,

PRINCIPAL FINANCIAL GROUP, INC.,
and
PRINCIPAL FINANCIAL SERVICES, INC.,
as Guarantors,

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent,

and

The Other Lenders Party Hereto,

wells fargo securities, llc,

BOFA securities, inc.,
CITIBANK, N.A.,

HSBC SEcurities (USA) Inc.
and
u.s. bank national association,
as Joint Lead Arrangers and Joint Bookrunners,

BANK of america, n.a.,
as Syndication Agent
and

CITIBANK, N.A.,

HSBC BANK USA, N.A.
and
U.S. BANK NATIONAL ASSOCIATION,
as Documentation Agents

Page

Article I.	Definitions and Accounting Terms	1

1.01	Defined Terms	1
1.02	Other Interpretive Provisions	25
1.03	Accounting Terms	26
1.04	Rounding	26
1.05	Times of Day	26
1.06	Interest Rates	26
1.07	Timing of Payment or Performance	27
1.08	Divisions	27

Article II.	The Commitments and Loans	27

2.01	Loans	27
2.02	Borrowings, Conversions and Continuations of Loans	28
2.03	Prepayments	29
2.04	Termination or Reduction of Commitments	30
2.05	Repayment of Loans	30
2.06	Interest	30
2.07	Fees	31
2.08	Computation of Interest and Fees	32
2.09	Evidence of Debt	32
2.10	Payments Generally; Administrative Agent’s Clawback	32
2.11	Sharing of Payments by Lenders	34
2.12	Increase in Commitments	35
2.13	Defaulting Lenders	36
2.14	Extension of Maturity Date	37
2.15	ESG Amendment	39
2.16	Sustainability Coordinator	39

Article III.	Taxes, Yield Protection and Illegality	40

3.01	Taxes	40
3.02	Illegality	45
3.03	Inability to Determine Rates	46
3.04	Increased Costs	48
3.05	Compensation for Losses	50
3.06	Mitigation Obligations; Replacement of Lenders	50
3.07	Survival	51

Article IV.	Conditions of Lending	51

4.01	Conditions Precedent of Initial Borrowing	51
4.02	Conditions Precedent to each Borrowing	53

Article V.	Representations and Warranties	53

5.01	Representations and Warranties	53

-i-

(continued)

Page

Article VI.	Covenants	57

6.01	Affirmative Covenants	57
6.02	Negative Covenants	62

Article VII.	Events of Default and Remedies	66

7.01	Events of Default and Remedies	66
7.02	Application of Funds	68

Article VIII.	Administrative Agent	69

8.01	Appointment and Authority	69
8.02	Rights as a Lender	69
8.03	Exculpatory Provisions	70
8.04	Reliance by Administrative Agent	71
8.05	Delegation of Duties	71
8.06	Resignation of Administrative Agent	71
8.07	Non-Reliance on Administrative Agent and Other Lenders	72
8.08	No Other Duties, Etc.	72
8.09	Administrative Agent May File Proofs of Claim	73
8.10	Certain ERISA Matters	73
8.11	Erroneous Payments	74

Article IX.	Guarantee	77

9.01	Guarantee	77
9.02	Acknowledgments, Waivers and Consents	77
9.03	Reinstatement	79
9.04	Subrogation	79
9.05	Remedies	80
9.06	General Limitation on Obligations	80
9.07	Additional Guarantors	80

Article X.	Miscellaneous	80

10.01	Amendments, Etc.	80
10.02	Notices; Effectiveness; Electronic Communication	82
10.03	No Waiver; Cumulative Remedies; Enforcement	84
10.04	Expenses; Indemnity; Damage Waiver	85
10.05	Payments Set Aside	87
10.06	Successors and Assigns	87
10.07	Treatment of Certain Information; Confidentiality	92
10.08	Right of Setoff	93
10.09	Interest Rate Limitation	93
10.10	Counterparts; Integration; Effectiveness	93
10.11	Survival of Representations and Warranties	94
10.12	Severability	94
10.13	Replacement of Lenders	94

-ii-

(continued)

Page

10.14	Governing Law; Jurisdiction; Etc.	95
10.15	Waiver of Jury Trial	96
10.16	No Advisory or Fiduciary Responsibility	96
10.17	Electronic Execution	97
10.18	USA Patriot Act	98
10.19	ENTIRE AGREEMENT	98
10.20	Acknowledgment and Consent to Bail-In of Affected Financial Institutions	98
10.21	Acknowledgement Regarding Any Supported QFCs	99

-iii-

SCHEDULES

2.01	Commitments and Applicable Percentages
10.02	Administrative Agent’s Office; Certain Addresses for Notices

EXHIBITS

Form of

A	Loan Notice
B	Note
C	Compliance Certificate
D	Assignment and Assumption
E-1	U.S. Tax Compliance Certificate
E-2	U.S. Tax Compliance Certificate
E-3	U.S. Tax Compliance Certificate
E-4	U.S. Tax Compliance Certificate

FIVE-YEAR CREDIT AGREEMENT

This FIVE-YEAR CREDIT AGREEMENT (“Agreement”) is entered into as of October 18, 2022, among PRINCIPAL LIFE INSURANCE COMPANY, an Iowa domiciled insurance company (“PLIC” or “Borrower”), PRINCIPAL FINANCIAL GROUP, INC., a Delaware corporation (“PFG”), PRINCIPAL FINANCIAL SERVICES, INC., an Iowa corporation (“PFSI” and, together with PFG, each a “Guarantor” and collectively, the “Guarantors”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent.

The Borrower has requested that the Lenders make available to the Borrower a revolving line of credit in the aggregate principal amount of $800,000,000. The Lenders are willing to make available to the Borrower the revolving line of credit described herein subject to and on the terms set forth in this Agreement.

In consideration of the mutual covenants and agreements herein contained, the parties hereto agree as follows:

Article I. Definitions and Accounting Terms

1.01             Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Additional Commitment Lender” has the meaning specified in Section 2.14(d).

“Adjusted Term SOFR” means, for purposes of any calculation, the rate per annum equal to (a) Term SOFR for such calculation plus (b) the Term SOFR Adjustment; provided that if Adjusted Term SOFR as so determined shall ever be less than the Floor, then Adjusted Term SOFR shall be deemed to be the Floor.

“Administrative Agent” means Wells Fargo in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent Fee Letter” means that certain letter agreement dated as of September 14, 2022, between the Borrower and Wells Fargo.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form approved by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent Parties” has the meaning specified in Section 10.02(c).

“Aggregate Commitments” means the Commitments of all the Lenders.

“Agreement” means this Five-Year Credit Agreement.

“Applicable Anniversary Date” has the meaning specified in Section 2.14(a).

“Applicable Financial Strength Rating” has the meaning specified in the definition of “Applicable Rate.”

“Applicable Percentage” means with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Aggregate Commitments represented by such Lender’s Commitment at such time, subject to adjustment as provided in Section 2.13. If the commitment of each Lender to make Loans has been terminated pursuant to Section 7.01 or if the Aggregate Commitments have expired, then the Applicable Percentage of each Lender shall be determined based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Rate” means, from time to time, the following applicable percentage per annum, based upon the Applicable Financial Strength Rating as set forth below:

Applicable Rate
Pricing Level	If the Applicable Financial Strength Rating is	Commitment Fee	Adjusted Term SOFR +	Base Rate +
1	≥AA-/Aa3/AA-	0.070%	0.875%	0.0%
2	A+/A1/A+	0.080%	1.000%	0.0%
3	A/A2/A	0.100%	1.250%	0.250%
4	≤A-/A3/A-	0.125%	1.500%	0.500%

“Applicable Financial Strength Rating” means at any time the S&P Financial Strength Rating, the Moody’s Financial Strength Rating and/or the Fitch Financial Strength Rating; provided that, (a) if at such time there is a split among the Fitch Financial Strength Rating, the Moody’s Financial Strength Rating and the S&P Financial Strength Rating such that all three ratings fall in different Pricing Levels, the Pricing Level shall be determined by the middle rating, (b) if at such time there is a split among the Fitch Financial Strength Rating, the Moody’s Financial Strength Rating and the S&P Financial Strength Rating such that two of the ratings are in one Pricing Level (the “Majority Level”) and the third rating is in a different Pricing Level, the Pricing Level shall be at the Majority Level, (c) if at such time only two of the Fitch Financial Strength Rating, the Moody’s Financial Strength Rating and the S&P Financial Strength Rating are available, the Applicable Financial Strength Rating shall be the higher of the two, unless the two are separated by more than one Pricing Level, in which case the Applicable Financial Strength Rating shall be at the Pricing Level immediately below the higher of the two Pricing Levels, (d) if at such time only one of the Fitch Financial Strength Rating, the Moody’s Financial Strength Rating and the S&P Financial Strength Rating is available, the applicable Pricing Level shall be determined by reference to that one rating and (e) if at such time none of a Fitch Financial Strength Rating, Moody’s Financial Strength Rating or S&P Financial Strength Rating is available, Pricing Level 4 shall then apply.

“Fitch Financial Strength Rating” means at any time the highest monitored financial strength rating of PLIC that is then published by Fitch.

“Moody’s Financial Strength Rating” means at any time the highest monitored financial strength rating of PLIC that is then published by Moody’s.

“S&P Financial Strength Rating” means at any time the highest monitored financial strength rating of PLIC that is then published by S&P.

Initially, the Applicable Rate shall be determined based upon Pricing Level 2. Thereafter, each change in the Applicable Rate resulting from a publicly announced change in the Applicable Financial Strength Rating shall be effective during the period commencing on the date of the public announcement thereof and ending on the date immediately preceding the effective date of the next such change.

“Arrangers” means Wells Fargo Securities, LLC, BofA Securities, Inc., Citibank, N.A., HSBC Securities (USA) Inc. and U.S. Bank National Association, in their capacities as joint lead arrangers and joint bookrunners.

“Asset Purchase Successor Entity” has the meaning specified in Section 6.02(c)(i).

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit D or any other form (including electronic documentation generated by MarkitClear or other electronic platform) approved by the Administrative Agent.

“Audited Financial Statements” means the audited consolidated statements of financial position of PFG and its Subsidiaries for the fiscal year ended December 31, 2021, and the related consolidated statements of operations, comprehensive income, stockholders’ equity and cash flows for such fiscal year of PFG and its Subsidiaries, including the notes thereto.

“Availability Period” means, for any Lender, the period from and including the Closing Date to the earliest of (a) the last Maturity Date of such Lender, (b) the date of termination of the Aggregate Commitments pursuant to Section 2.04, and (c) the date of termination of the commitment of each Lender to make Loans pursuant to Section 7.01.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (a) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (b) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 3.03(b)(iv).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time that is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Base Rate” means, at any time, the highest of (a) the Federal Funds Rate plus 1/2 of 1.00%, (b) the rate of interest in effect for such day as publicly announced from time to time by the Administrative Agent as its “prime rate” and (c) Adjusted Term SOFR for a one-month tenor in effect on the Base Rate Term SOFR Determination Day plus 1.00% (provided that this clause (c) shall not be applicable during any period in which Adjusted Term SOFR is unavailable or unascertainable); and if Base Rate shall be less than the Floor, such rate shall be deemed to be the Floor for purposes of this Agreement. The “prime rate” is a rate set by the Administrative Agent based upon various factors including the Administrative Agent’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by the Administrative Agent shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Base Rate Term SOFR Determination Day” has the meaning specified in clause (b) of the definition of “Term SOFR.”

“Benchmark” means, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 3.03(b)(i).

“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities and (b) the related Benchmark Replacement Adjustment; provided that, if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Available Tenor, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities.

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(a)             in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b)             in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by or on behalf of the administrator of each Benchmark (or such component thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a)             a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b)             a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the FRB, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c)             a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) or the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Start Date” means, in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected day of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).

“Benchmark Unavailability Period” means the period (if any) (x) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.03(b)(i) and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.03(b)(i).

“Beneficial Ownership Certification” means a certification regarding beneficial ownership in the form required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan.”

“Borrower Materials” has the meaning specified in Section 6.01(c).

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrowing” means a borrowing consisting of simultaneous Loans of the same Type and, in the case of SOFR Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the State of New York or the state where the Administrative Agent’s Office is located and, if such day relates to any SOFR Loan, means any such day that is also a U.S. Government Securities Business Day.

“Captive Reinsurance Subsidiary” means any Subsidiary established primarily for the purpose of reinsuring redundant reserve insurance liabilities of PLIC or any other Insurance Subsidiary.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means an event or series of events by which:

(a)             PFG shall (i) cease to own, beneficially and of record, directly or indirectly, 51% of the shares of capital stock of PFSI (other than directors’ qualifying shares) or (ii) cease to have the ability to elect a majority of the board of directors of PFSI;

(b)             PFSI (or if PFSI merges, consolidates, liquidates or dissolves into PFG as permitted hereunder, PFG) shall (i) cease to own, beneficially and of record, directly or indirectly, 100% of the shares of capital stock of PLIC (other than directors’ qualifying shares) or (ii) cease to have the ability to elect a majority of the board of directors of PLIC; or

(c)             any “person” or “group” (as such terms are used for purposes of Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, whether or not applicable), other than any “person” or “group” that is a Subsidiary of any Loan Party, is or becomes the “beneficial owner” (as such term is used in Rule 13d-3 promulgated pursuant to the Securities Exchange Act of 1934), directly or indirectly, of more than 30% of the aggregate voting power of all Voting Stock of PFG;

provided, that the occurrence of a merger or consolidation of PFSI into PFG, or the liquidation or dissolution of PFSI into PGF, in each case as permitted hereunder, shall not be deemed to be a Change of Control.

“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01.

“Code” means the Internal Revenue Code of 1986.

“Commitment” means, as to each Lender, its obligation to make Loans to the Borrower pursuant to Section 2.01 in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Commitment Fee” has the meaning specified in Section 2.07(a).

“Conforming Changes” means, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of Borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 3.05 and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents)

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Covered Party” has the meaning assigned thereto in Section 10.21.

“Debt” of any Person means (a) indebtedness of such Person for borrowed money, (b) obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) obligations of such Person to pay the deferred purchase price of property (other than trade accounts payable in the ordinary course of business), (d) obligations of such Person as lessee under leases which shall have been or should be, in accordance with generally accepted accounting principles, recorded as capital leases, (e) obligations of such Person to reimburse drawings that have been made under letters of credit, (f) Debt of others secured by a Lien on the property of such Person, whether or not the respective indebtedness so secured has been assumed by such Person and (g) obligations of such Person under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (a) through (f) above. For the avoidance of doubt, “Debt” does not include (i) annuities, guaranteed investment contracts, funding agreements and similar instruments and agreements, (ii) insurance products created or entered into in the normal course of business or (iii) obligations arising under or with respect to Swap Contracts entered into in the ordinary course of business and not for purposes of speculation.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, then applicable to Base Rate Loans plus (iii) 2% per annum; provided, however, that with respect to a SOFR Loan (so long as it is a SOFR Loan), the Default Rate shall be an interest rate equal to (1) the Adjusted Term SOFR applicable to such SOFR Loan plus (2) the Applicable Rate then applicable to such SOFR Loan plus (3) 2% per annum.

“Defaulting Lender” means, subject to Section 2.13(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, (b) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.13(b)) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Borrower and each other Lender promptly following such determination.

“Dollar” and “$” mean lawful money of the United States.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country that is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country that is a parent of an institution described in clause (a) of this definition or (c) any financial institution established in an EEA Member Country that is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Electronic Record” has the meaning assigned to that term in, and shall be interpreted in accordance with, 15 U.S.C. 7006.

“Electronic Signature” has the meaning assigned to that term in, and shall be interpreted in accordance with, 15 U.S.C. 7006.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.06(b)(iii) and 10.06(b)(v) (subject to such consents, if any, as may be required under Section 10.06(b)(iii)).

“Embargoed Person” means any person, entity or government subject to trade restrictions under U.S. law, or any regulations promulgated thereunder, including but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders, with the result that any transaction between a Loan Party and such person, entity or government is prohibited by law or in violation of law.

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“ERISA” means the Employee Retirement Income Security Act of 1974, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with any Loan Party within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of any Loan Party or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by a Loan Party or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate or a Notice of Termination under Section 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) the determination that any Pension Plan is considered an at-risk plan within the meaning of Section 430 of the Code or Section 303 of ERISA or that any Multiemployer Plan is in endangered or critical status within the meaning of Sections 431 and 432 of the Code or Sections 304 and 305 of ERISA; or (g) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon a Loan Party or any ERISA Affiliate.

“Erroneous Payment” has the meaning assigned thereto in Section 8.11(a).

“Erroneous Payment Deficiency Assignment” has the meaning assigned thereto in Section 8.11(d).

“Erroneous Payment Return Deficiency” has the meaning assigned thereto in Section 8.11(d).

“ESG” has the meaning specified in Section 2.15.

“ESG Amendment” has the meaning specified in Section 2.15.

“ESG Pricing Provisions” has the meaning specified in Section 2.15.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” has the meaning specified in Section 7.01.

“Excluded Representations” means the representations and warranties set forth in the last sentence of Section 5.01(e) and in Section 5.01(f).

“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 10.13) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 3.01(a)(ii) or 3.01(c), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.01(e) and (d) any withholding Taxes imposed pursuant to FATCA.

“Existing Credit Agreements” means the Existing Domestic Credit Agreement together with the Existing UK Credit Agreement.

“Existing Domestic Credit Agreement” means that certain Fourth Amended and Restated Five-Year Credit Agreement, dated as of November 8, 2018, among PFG, PFSI and PLIC, as borrowers, PFG and PFSI, as guarantors, the lenders party thereto and Bank of America, N.A., as administrative agent for such lenders.

“Existing UK Credit Agreement” means that certain Second Amended and Restated Credit Agreement, dated as of November 8, 2018, among PLIC, PGF, PFSI and Principal Financial Services V (UK) Ltd, as borrowers, PFG and PFSI, as guarantors, the lenders party thereto and Wells Fargo, as administrative agent for such lenders.

“Extending Lender” has the meaning specified in Section 2.14(e).

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any intergovernmental agreements entered into by the United States to facilitate implementation thereof in foreign jurisdictions and agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that if such rate is not so published for any day which is a Business Day, the Federal Funds Rate for such day shall be the average of the quotation for such day on such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by the Administrative Agent. Notwithstanding the foregoing, if the Federal Funds Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Fee Letters” means the Joint Fee Letter together with the Administrative Agent Fee Letter.

“Fitch” means Fitch, Inc., and any successor thereto.

“Fitch Financial Strength Rating” has the meaning specified in the definition of “Applicable Rate.”

“Floor” means a rate of interest equal to 0.0%

“Foreign Lender” means a Lender that is not a U.S. Person.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied throughout the relevant period.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guaranteed Parties” has the meaning specified in Section 9.01.

“Guarantors” has the meaning specified in the introductory paragraph hereto and any other Person that guarantees the Obligations pursuant to Article IX.

“Hybrid Securities” means long-term securities issued by any Loan Party or any Subsidiary thereof that are contractually subordinated to senior indebtedness, allow the issuer to temporarily defer the payment of interest, and received a certain degree of equity classification by S&P or Moody’s at the time such securities were issued.

“Hybrid Securities Amount” means, with respect to any Hybrid Securities, the principal amount (which principal amount may be a portion of the aggregate principal amount) of such Hybrid Securities at the time of issuance thereof that received equity classification by either S&P or Moody’s.

“Increase Effective Date” has the meaning specified in Section 2.12(d).

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” has the meaning specified in Section 10.04(b).

“Information” has the meaning specified in Section 10.07.

“Insufficiency” means, with respect to any Pension Plan at any time, the amount, if any, of its unfunded benefit liabilities, as defined in Section 4001(a)(18) of ERISA.

“Insurance Regulatory Authority” means, for PLIC and any other Insurance Subsidiary, the insurance department or similar administrative authority or agency located in the state in which PLIC or such other Insurance Subsidiary is domiciled.

“Insurance Subsidiary” means any Significant Subsidiary that is licensed to conduct a life insurance business and/or a property and casualty insurance business.

“Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date of each Lender; and (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date of each Lender.

“Interest Period” means as to each SOFR Loan, the period commencing on the date such SOFR Loan is disbursed or converted to or continued as a SOFR Loan and ending on the date one or three months thereafter, as selected by the Borrower in its Loan Notice; provided that:

(i)             any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless, in the case of a SOFR Loan, such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii)             any Interest Period pertaining to a SOFR Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period;

(iii)             no Interest Period shall extend beyond the last Maturity Date of the Lenders; and

(iv)             no tenor that has been removed from this definition pursuant to Section 3.03(b)(iv) shall be available for specification in any Loan Notice.

“Iowa Code” means the Official Iowa Code of the State of Iowa.

“IRS” means the United States Internal Revenue Service.

“Joint Fee Letter” means that certain letter agreement dated as of September 14, 2022, among the Borrower, Wells Fargo, Wells Fargo Securities, LLC, Bank of America, N.A. and BofA Securities, Inc.

“KPIs” has the meaning specified in Section 2.15.

“Laws” means, collectively, all applicable international, foreign, Federal, state and local statutes, treaties, rules, guidelines as to any Person or property, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, requests, licenses, authorizations and permits of, and binding agreements with, any Governmental Authority.

“Lender” has the meaning specified in the introductory paragraph hereto.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent, which office may include an office of any Affiliate of such Lender or any domestic or foreign branch of such Lender or such Affiliate. Unless the context otherwise requires, each reference to a Lender shall include its applicable Lending Office.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” means an extension of credit by a Lender to the Borrower under Article II.

“Loan Documents” means this Agreement, each Note and the Fee Letters.

“Loan Notice” means a notice of (a) a Borrowing, (b) a conversion of Loans from one Type to the other, or (c) a continuation of SOFR Loans, pursuant to Section 2.02(a), which shall be substantially in the form of Exhibit A or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.

“Loan Parties” means, collectively, the Borrower and the Guarantors.

“Margin Stock” means “margin stock” within the meaning of Regulation U issued by the FRB.

“Market Disruption Determination” has the meaning specified in Section 3.03(a).

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the business, assets, liabilities (actual or contingent), operations or financial condition of the Loan Parties and their Subsidiaries taken as a whole; (b) a material impairment of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

“Material Debt” has the meaning specified in Section 7.01(d).

“Maturity Date” means October 18, 2027, as such date may be extended with respect to any particular Lender pursuant to Section 2.14; provided, however, that if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.

“Maximum Rate” has the meaning specified in Section 10.09.

“Merger Successor Entity” has the meaning specified in Section 6.02(c)(ii).

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Moody’s Financial Strength Rating” has the meaning specified in the definition of “Applicable Rate.”

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which a Loan Party or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Multiple Employer Plan” means a Pension Plan which has two or more contributing sponsors (including a Loan Party or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Net Worth” means, as at any time, the sum of the following for PFG and its Subsidiaries, determined on a consolidated basis:

(a)             total stockholder’s equity; minus

(b)             accumulated other comprehensive income.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (i) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 10.01 and (ii) has been approved by the Required Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Extending Lender” has the meaning specified in Section 2.14(b).

“Non-Recourse Debt” of a Person means:

(a)             any Debt of such Person or of any Subsidiary of such Person if, and so long as, such Debt:

(i)             relates solely to (A) such Person’s or such Subsidiary’s warehousing of loans for the issuance of commercial mortgage-backed securities or (B) such Person’s or such Subsidiary’s purchase or warehousing of real property, and

(ii)            is non-recourse as to all of the assets of such Person and its Subsidiaries except for such securitized, warehoused, financed or purchased loans or real property securing such Debt; and

(b)             any Debt of a variable interest entity (as defined in FASB ASC 810) with respect to such Person, so long as such Debt is recourse only to the credit or assets of such variable interest entity.

“Note” means a promissory note made by the Borrower in favor of a Lender evidencing Loans made by such Lender, substantially in the form of Exhibit B.

“Notice Date” has the meaning specified in Section 2.14(b).

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Operating Debt” of any Person means, at any date, without duplication, any Debt of such Person (a) in respect of Regulation AXXX, Regulation XXX, closed block and other similar redundant life insurance reserve requirements, (b) incurred in connection with repurchase agreements and securities lending, (c) to the extent the proceeds of which are used directly or indirectly (including for the purpose of funding portfolios that are used to fund trusts or other segregated pools of assets in order) to support Regulation AXXX, Regulation XXX, closed block and other similar redundant life insurance reserves or (d) to the extent the proceeds of which are used to fund discrete customer-related assets or pools of assets or separate accounts (and related hedge instruments and capital) that are at least notionally segregated from other assets and have cash flow expected to be sufficient (as reasonably determined by such Person at the time such Debt is incurred) to pay principal and interest thereof, with immaterial risk (as reasonably determined by such Person at the time such Debt is incurred) of other assets of any Loan Party and its Subsidiaries being called upon to make such principal and interest payments.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising solely from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.06).

“Outstanding Amount” means with respect to Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Loans occurring on such date.

“Overnight Rate” means, for any day, the greater of (a) the Federal Funds Rate and (b) an overnight rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

“Participant” has the meaning specified in Section 10.06(d).

“Participant Register” has the meaning specified in Section 10.06(d).

“Patriot Act” has the meaning specified in Section 10.18.

“Payment Recipient” has the meaning assigned thereto in Section 8.11(a).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Act” means the Pension Protection Act of 2006.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and Multiemployer Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Section 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan but excluding a Multiemployer Plan) that is maintained or is contributed to by any Loan Party or any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“PFG” has the meaning specified in the introductory paragraph hereto.

“PFSI” has the meaning specified in the introductory paragraph hereto.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (excluding a Multiemployer Plan), maintained for employees of any Loan Party or any ERISA Affiliate or any such Plan to which any Loan Party or any ERISA Affiliate is required to contribute on behalf of any of its employees.

“Platform” has the meaning specified in Section 6.01(c).

“PLIC” has the meaning specified in the introductory paragraph hereto.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lender” has the meaning specified in Section 6.01(c).

“QFC Credit Support” has the meaning specified in Section 10.21.

“Real Estate Subsidiaries” means Principal Real Estate Portfolio, Inc., a Delaware corporation, Petula Associates, LLC, an Iowa limited liability company, Principal Real Estate Holding Company, LLC, a Delaware limited liability corporation, Equity FC, LTD, an Iowa general business corporation, Petula Prolix Development, LLC, an Iowa limited liability company, Principal Development Investors, LLC, a Delaware limited liability company, GAVI PREHC HC, LLC, a Delaware limited liability company, GAVI PREPI HC, LLC, a Delaware limited liability company, Principal Commercial Acceptance, LLC, a Delaware limited liability company, Principal Commercial Funding, LLC, a Delaware limited liability company, Principal Enterprise Capital, LLC, a Delaware limited liability company, Principal Real Estate Fund Investors, LLC, a Delaware limited liability company, and Principal Real Estate Investors, LLC, a Delaware limited liability company, Principal Real Estate Europe Limited, a corporation organized under the laws of England and Wales, and any such other Subsidiary of the Loan Parties whose primary purposes is to engage in business that is the same as or similar to the businesses engaged in by the Real Estate Subsidiaries identified above.

“Receiver” has the meaning specified in Section 7.01(f).

“Recipient” means the Administrative Agent or any Lender.

“Register” has the meaning specified in Section 10.06(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Released Person” has the meaning specified in Section 10.04(d).

“Relevant Governmental Body” means the FRB or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the FRB or the Federal Reserve Bank of New York, or any successor thereto.

“Removal Effective Date” has the meaning specified in Section 8.06(b).

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Required Lenders” means, at any time, Lenders having Total Credit Exposures representing more than 50% of the Total Credit Exposures of all Lenders. The Total Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.

“Resignation Effective Date” has the meaning specified in Section 8.06(a).

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means, with respect to any Loan Party, the Treasurer, any Executive Vice President and any Senior Vice President of such Loan Party and, solely for purposes of notices given pursuant to Article II, any other officer or employee of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of the applicable Loan Party designated in or pursuant to an agreement between the applicable Loan Party and the Administrative Agent.

“Revolving Credit Exposure” means, as to any Lender at any time, the aggregate principal amount at such time of its outstanding Loans.

“S&P” means Standard & Poor’s Rating Service, a division of S&P Global Inc. and any successor thereto.

“S&P Financial Strength Rating” has the meaning specified in the definition of “Applicable Rate.”

“Sanctioned” means, with respect to any Person, that such Person is identified (A) on the Specially Designated Nationals and Blocked Persons List maintained by OFAC and/or on any other similar list maintained by OFAC pursuant to any authorizing statute, executive order or regulation, or (B) as a Person that is the target of sanctions administered or enforced by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union, any European member state, or Her Majesty’s Treasury of the United Kingdom.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Significant Subsidiary” means at any time, any Subsidiary of a Loan Party that calculated collectively with its Subsidiaries, has (after intercompany eliminations) more than ten percent (10%) of the total assets of the Loan Parties and their Subsidiaries on a consolidated basis, in each case as of the end of the most recent fiscal year for which audited financial statements have been delivered pursuant to Section 4.01(a)(viii) or Section 6.01(c)(ii).

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Illegality Event” has the meaning specified in Section 3.02.

“SOFR Loan” means any Loan bearing interest at a rate based on Adjusted Term SOFR as provided in Section 2.06 (other than pursuant to clause (c) of the definition of Base Rate).

“Statutory Statement” means, as to PLIC and any other Insurance Subsidiary, a statement of the condition and affairs of PLIC or such other Insurance Subsidiary, prepared in accordance with statutory accounting practices required or permitted by the applicable Insurance Regulatory Authority, and filed with such Insurance Regulatory Authority.

“Statutory Surplus” means, with respect to PLIC at any time, the surplus as regards to policyholders at such time, calculated in accordance with statutory accounting practices per the Statutory Statements, determined based upon the most recently filed annual or quarterly Statutory Statements of PLIC, and taking into account any changes in such surplus from the date of such annual or quarterly Statutory Statements.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of PFG.

“Successor Entity” means any Asset Purchase Successor Entity or any Merger Successor Entity.

“Supported QFC” has the meaning specified in Section 10.21.

“Sustainability Coordinator” means BofA Securities, Inc. in its capacity as Sustainability Coordinator.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other similar derivatives master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term SOFR” means,

(a)             for any calculation with respect to a SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (Eastern time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and

(b)             for any calculation with respect to a Base Rate Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “Base Rate Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (Eastern time) on any Base Rate Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Base Rate SOFR Determination Day.

“Term SOFR Adjustment” means a percentage equal to 0.10% per annum.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Total Capital” means, at any time, Net Worth plus Total Debt plus the aggregate Hybrid Securities Amounts (but only to the extent such aggregate Hybrid Securities Amounts are excluded from Total Debt at such time), each as of such time.

“Total Credit Exposure” means, as to any Lender at any time, the unused Commitments and Revolving Credit Exposure of such Lender at such time.

“Total Debt” means, at any time, the aggregate outstanding principal amount of all Debt (other than Non-Recourse Debt and Operating Debt) of PFG and its Subsidiaries at such time determined on a consolidated basis, provided that Total Debt shall exclude, at any time, the aggregate Hybrid Securities Amounts but only to the extent such excluded amount does not exceed 15% of Total Capital at such time.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a SOFR Loan.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined in the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“United States” and “U.S.” mean the United States of America.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities; provided, that for purposes of notice requirements in Sections 2.02(a) and 2.03(a) such day is also a Business Day.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Special Resolution Regimes” has the meaning specified in Section 10.21.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 3.01(e)(ii)(B)(3).

“Voting Stock” means, with respect to any Person at any time, the outstanding securities of such Person entitled to vote generally in an election of directors (or members of an analogous governing body) of such Person.

“web-based delivery” has the meaning specified in Section 5.01(e).

“Wells Fargo” means Wells Fargo Bank, National Association, a national banking association.

“Wholly Owned Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company or other entity of which all of the equity securities or other ownership interests (other than, in the case of a corporation, directors’ qualifying shares) are directly or indirectly owned or controlled by such Person or one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.

“Withdrawal Liability” has the meaning specified in Part 1 of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.02         Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)             The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, amended and restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, amendments and restatements, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns (and, for the avoidance of doubt, any reference to a Loan Party shall include any Successor Entity of such Loan Party), (iii) the words “hereto,” “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)             In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.”

(c)             Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03         Accounting Terms.

(a)             Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP as in effect from time to time (subject to subsection (b) below). Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Debt of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 on financial liabilities shall be disregarded.

(b)             Changes in GAAP. If at any time any change in GAAP after the date of this Agreement would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (A) such ratio or requirement shall continue to be computed in accordance with GAAP prior to implementation of the accounting change and (B) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Upon implementation of the new accounting change, the Borrower will not be required to produce GAAP financial statements that comply with the superseded accounting requirements on an ongoing basis. Without limiting the foregoing, leases shall continue to be classified and accounted for on a basis consistent with that reflected in the audited consolidated financial statements of PFG and its Subsidiaries for the fiscal year ended December 31, 2017 for all purposes of this Agreement, notwithstanding any change in GAAP relating thereto unless the parties hereto shall enter into a mutually acceptable amendment addressing such changes, as provided for above.

1.04         Rounding. Any financial ratios required to be maintained by the Borrower or any other Loan Party pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05          Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.06          Interest Rates. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or with respect to any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement), as it may or may not be adjusted pursuant to Section 3.03(b), will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Term SOFR Reference Rate, Adjusted Term SOFR, Term SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes (it being understood that this sentence does not limit the Administrative Agent’s obligation to make any determination or calculation of such reference rate to the extent expressly required to be made by the Administrative Agent pursuant to the terms of this Agreement). The Administrative Agent and its Affiliates or other related entities may engage in transactions that affect the calculation of the Term SOFR Reference Rate, Adjusted Term SOFR, Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto and such transactions may be adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR, or any other Benchmark, any component definition thereof or rates referred to in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other Person for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

1.07          Timing of Payment or Performance. Except as specifically set forth in the definition of “Interest Period” and “Maturity Date,” when the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment or performance shall extend to the immediately succeeding Business Day.

1.08          Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its equity interests at such time.

Article II. The Commitments and Loans

2.01          Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make loans in Dollars (each such loan, a “Loan”) to the Borrower from time to time, on any Business Day during the Availability Period applicable to such Lender, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Commitment at such time; provided, however, that after giving effect to any Borrowing, (i) the Outstanding Amount of the Loans shall not exceed the Aggregate Commitments, and (ii) the Revolving Credit Exposure of any Lender shall not exceed such Lender’s Commitment. Within the limits of each Lender’s Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01, prepay under Section 2.03, and reborrow under this Section 2.01. Loans may be Base Rate Loans or SOFR Loans, as further provided herein.

2.02         Borrowings, Conversions and Continuations of Loans.

(a)             Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of SOFR Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be by (A) telephone, or (B) a Loan Notice; provided that any telephonic notice must be confirmed promptly by delivery to the Administrative Agent of a Loan Notice. Each such Loan Notice must be received by the Administrative Agent not later than 11:00 a.m. (i) three U.S. Government Securities Business Days prior to the requested date of any Borrowing of, conversion to or continuation of SOFR Loans or of any conversion of SOFR Loans to Base Rate Loans, and (ii) on the requested date of any Borrowing of Base Rate Loans. Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Each Borrowing of, conversion to or continuation of SOFR Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Each Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of SOFR Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Loan in a Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable SOFR Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of SOFR Loans in any such Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(b)             Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage of the applicable Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in the preceding subsection. In the case of a Borrowing, each Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Borrowing, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of the Administrative Agent with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower.

(c)             Except as otherwise provided herein, a SOFR Loan may be continued or converted only on the last day of an Interest Period for such SOFR Loan. During the existence of an Event of Default, no Loans may be requested as, converted to or continued as SOFR Loans without the consent of the Required Lenders.

(d)             The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for SOFR Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in the Administrative Agent’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e)             After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than ten Interest Periods in effect with respect to Loans.

2.03         Prepayments.

(a)             The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Loans borrowed by it in whole or in part without premium or penalty; provided that (i) such notice must be received by the Administrative Agent not later than 12:00 noon (A) three U.S. Government Securities Business Days prior to any date of prepayment of SOFR Loans and (B) on the date of prepayment of Base Rate Loans; (ii) any prepayment of SOFR Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof; and (iii) any prepayment of Base Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if SOFR Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein; provided that any such notice of prepayment of the Loans in whole in connection with a refinancing of all Loans hereunder may state that it is conditioned on the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or before the specified effective date) if such condition is not satisfied, in which case such prepayment and payment shall not be due and payable. Any prepayment of a SOFR Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Subject to Section 2.13, each such prepayment shall be applied to the Loans of the Lenders in accordance with their respective Applicable Percentages.

(b)           If for any reason the Outstanding Amount of the Loans at any time exceed the Aggregate Commitments then in effect, the Borrower shall immediately prepay Loans borrowed by it in an amount equal to such excess.

2.04         Termination or Reduction of Commitments. The Borrower may, upon notice to the Administrative Agent, terminate the Aggregate Commitments, or from time to time permanently reduce the Aggregate Commitments; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. three Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $10,000,000 or any whole multiple of $1,000,000 in excess thereof, and (iii) the Borrower shall not terminate or reduce the Aggregate Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Outstanding Amount of the Loans would exceed the Aggregate Commitments. The Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction of the Aggregate Commitments. Any such notice of termination or reduction of the Aggregate Commitments may state that it is conditioned on the effectiveness of other transactions, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or before the specified effective date) if such condition is not satisfied, in which case such termination or reduction of the Aggregate Commitments shall not occur. Any reduction of the Aggregate Commitments shall be applied to the Commitment of each Lender according to its Applicable Percentage. All Obligations then owing at the time of the termination of the Aggregate Commitments, including all fees accrued until the effective date of such termination of the Aggregate Commitments, shall be paid on the effective date of such termination.

2.05         Repayment of Loans. The Borrower shall repay to each Lender on the Maturity Date (as applicable to such Lender) the aggregate principal amount of Loans borrowed by it, owing to such Lender and outstanding on such date.

2.06         Interest.

(a)           Subject to the provisions of subsection (b) below, (i) each SOFR Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Adjusted Term SOFR for such Interest Period plus the Applicable Rate; and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.

(b)           (i)             If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest (in lieu of interest thereon under Section 2.06(a)) at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii)            If any amount (other than principal of any Loan) payable by the Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii)           Upon the request of the Required Lenders, while any Event of Default exists (other than as set forth in clauses (b)(i) and (b)(ii) above), the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder (in the case of any Loans, in lieu of interest thereon under Section 2.06(a)) at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iv)           Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)           Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein; provided that (i) in the event of any repayment or prepayment of any SOFR Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (ii) in the event of any conversion of any SOFR Loan prior to the end of the Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

(d)           In connection with the use or administration of Term SOFR, the Administrative Agent will have the right to make Conforming Changes, in consultation with the Borrower, from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. The Administrative Agent will promptly notify the Borrower and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR.

2.07         Fees.

(a)             Commitment Fee. PFG shall pay to the Administrative Agent for the account of each Lender in accordance with its Applicable Percentage, a Commitment Fee (herein so called) equal to the Applicable Rate per annum times the actual daily amount by which the Aggregate Commitments exceed the Outstanding Amount of the Loans, subject to adjustment as provided in Section 2.13. The Commitment Fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the last day of the Availability Period. The Commitment Fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(b)           Other Fees.

(i)             The Borrower shall pay to each Arranger and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letters. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(ii)            The Borrower shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.08         Computation of Interest and Fees. All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to SOFR) and the Commitment Fee payable in accordance with Section 2.07(a) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.10(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.09         Evidence of Debt. The Loans made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Loans made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

2.10         Payments Generally; Administrative Agent’s Clawback.

(a)             General. All payments to be made by each Loan Party shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by each Loan Party hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. Subject to Section 2.13, the Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by any Loan Party shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b)           (i)             Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of SOFR Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the Overnight Rate, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii)            Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Overnight Rate.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c)            Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Borrowing set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d)           Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans and to make payments pursuant to Section 10.04(c) are several and not joint. The failure of any Lender to make any Loan or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or to make its payment under Section 10.04(c).

(e)           Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.11         Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(i)             if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)            the provisions of this Section shall not be construed to apply to (x) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than an assignment to the Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

2.12         Increase in Commitments.

(a)             Request for Increase. Provided there exists no Default, upon at least three Business Days’ notice to the Administrative Agent (which shall promptly notify such of the Lenders as the Borrower and the Administrative Agent may determine), the Borrower may from time to time, request an increase in the Aggregate Commitments by an amount (for all such requests) not exceeding $400,000,000; provided that any such request for an increase shall be in a minimum amount of $10,000,000. At the time of sending such notice, the Borrower (in consultation with the Administrative Agent) shall specify the time period within which each applicable Lender is requested to respond (which shall in no event be less than ten Business Days from the date of delivery of such notice to such Lenders).

(b)             Lender Elections to Increase. Each applicable Lender shall notify the Administrative Agent within such time period whether or not it agrees in its sole and absolute discretion to increase its Commitment and, if so, whether by an amount equal to, greater than, or less than its Applicable Percentage of such requested increase. Any applicable Lender not responding within such time period shall be deemed to have declined to increase its Commitment.

(c)             Notification by Administrative Agent; Additional Lenders. The Administrative Agent shall notify the Borrower and each applicable Lender of the applicable Lenders’ responses to each request made hereunder. To achieve the full amount of a requested increase and subject to the approval of the Administrative Agent (which approvals shall not be unreasonably withheld), the Borrower may also invite additional Eligible Assignees to become Lenders pursuant to a joinder agreement in form and substance reasonably satisfactory to the Administrative Agent; provided that the minimum Commitment of such additional Eligible Assignee shall be at least $10,000,000.

(d)             Effective Date and Allocations. If the Aggregate Commitments are increased in accordance with this Section, the Administrative Agent and the Borrower shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase. The Administrative Agent shall promptly notify the Borrower and the Lenders of the final allocation of such increase and the Increase Effective Date.

(e)             Conditions to Effectiveness of Increase. As a condition precedent to such increase, the Borrower shall deliver to the Administrative Agent a certificate of each Loan Party dated as of the Increase Effective Date (in sufficient copies for each Lender) signed by a Responsible Officer of such Loan Party (x) certifying and attaching resolutions of such Loan Party authorizing such increase and (y) in the case of the Borrower, certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Article V and the other Loan Documents are true and correct as to the Borrower in all material respects on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date, and except that for purposes of this Section 2.12, the representations and warranties contained in Section 5.01(e) shall be deemed to refer to the most recent statements furnished pursuant to Section 6.01(c), and (B) no Default exists. On or as soon as practicable after the Increase Effective Date, the Borrower and the Administrative Agent shall cooperate to cause such Borrowings and repayments of Loans (in each case, notwithstanding any term to the contrary herein, which may be nonratable) to be made as are necessary to cause any outstanding Loans to be held by the Lenders ratably in accordance with any revised Applicable Percentages arising from any nonratable increase in the Commitments under this Section.

(f)            Conflicting Provisions. This Section shall supersede any provisions in Section 2.11 or 10.01 to the contrary.

2.13         Defaulting Lenders.

(a)            Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i)             Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders” and Section 10.01.

(ii)            Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as reasonably determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans are held by the Lenders pro rata in accordance with the Commitments hereunder. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)             Commitment Fees. No Defaulting Lender shall be entitled to receive any fee payable under Section 2.07(a) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(b)           Defaulting Lender Cure. If the Borrower and the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of any of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

2.14         Extension of Maturity Date.

(a)           Requests for Extension. The Borrower may, by notice to the Administrative Agent (who shall promptly notify the Lenders) not earlier than 60 days and not later than 30 days prior to either or both of the first and second anniversaries of the Closing Date (the “Applicable Anniversary Date”), request that each Lender extend such Lender’s Maturity Date for an additional one year from the Maturity Date then in effect hereunder with respect to such Lender (the “Existing Maturity Date”).

(b)           Lender Elections to Extend. Each Lender, acting in its sole and individual discretion, shall, by notice to the Administrative Agent given not earlier than 30 days prior to the Applicable Anniversary Date and not later than the date (the “Notice Date”) that is 15 days prior to the Applicable Anniversary Date, advise the Administrative Agent whether or not such Lender agrees to such extension (and each Lender that determines not to so extend its Maturity Date (a “Non-Extending Lender”) shall notify the Administrative Agent of such fact promptly after such determination (but in any event no later than the Notice Date)) and any Lender that does not so advise the Administrative Agent on or before the Notice Date shall be deemed to be a Non-Extending Lender. The election of any Lender to agree to such extension shall not obligate any other Lender to so agree.

(c)           Notification by Administrative Agent. The Administrative Agent shall notify the Borrower of each Lender’s determination under this Section no later than the date 10 days prior to the Applicable Anniversary Date (or, if such date is not a Business Day, on the next preceding Business Day).

(d)           Additional Commitment Lenders. The Borrower shall have the right to replace each Non-Extending Lender with, and add as “Lenders” under this Agreement in place thereof, one or more Eligible Assignees (each, an “Additional Commitment Lender”) as provided in Section 10.13; provided that each of such Additional Commitment Lenders shall enter into an Assignment and Assumption pursuant to which such Additional Commitment Lender shall, effective as of the Applicable Anniversary Date, undertake a Commitment (and, if any such Additional Commitment Lender is already a Lender, its Commitment shall be in addition to such Lender’s Commitment hereunder on such date); and provided, further that, for the avoidance of doubt, the Aggregate Commitments in effect immediately prior to any Applicable Anniversary Date shall not be increased pursuant to this Section 2.14(d).

(e)           Minimum Extension Requirement. If (and only if) the total of the Commitments of the Lenders that have agreed so to extend their Maturity Date (each, an “Extending Lender”) and the additional Commitments of the Additional Commitment Lenders shall be more than 50% of the aggregate amount of the Commitments in effect immediately prior to the Applicable Anniversary Date, then, effective as of the Applicable Anniversary Date, the Maturity Date of each Extending Lender and of each Additional Commitment Lender shall be extended to the date falling one year after the Existing Maturity Date (except that, if such date is not a Business Day, such Maturity Date as so extended shall be the next preceding Business Day) and each Additional Commitment Lender shall thereupon become a “Lender” for all purposes of this Agreement.

(f)            Conditions to Effectiveness of Extensions. As a condition precedent to such extension, the Borrower shall deliver to the Administrative Agent a certificate of each Loan Party dated as of the Applicable Anniversary Date (in sufficient copies for each Extending Lender and each Additional Commitment Lender) signed by a Responsible Officer of such Loan Party (i) certifying and attaching resolutions of such Loan Party authorizing such extension and (ii) in the case of the Borrower, certifying that, on the date such extension was requested and before and after giving effect to such extension, (A) the representations and warranties contained in Article V and the other Loan Documents were and are true and correct in all material respects (or true and correct in all respects if such representation or warranty is qualified by materiality or Material Adverse Effect), except to the extent that such representations and warranties specifically refer to an earlier date, in which case they were and are true and correct in all material respects (or true and correct in all respects if such representation or warranty is qualified by materiality or Material Adverse Effect) as of such earlier date, and except that for purposes of this Section 2.14, the representations and warranties contained in Section 5.01(e) shall be deemed to refer to the most recent statements furnished pursuant to Section 6.01(c), and (B) no Default exists. In addition, on the Applicable Anniversary Date, the Borrower shall prepay any Loans outstanding on such date (and pay any additional amounts required pursuant to Section 3.05) to the extent necessary to keep outstanding Loans ratable with any revised Applicable Percentages of the respective Lenders effective as of such date, which prepayments may, notwithstanding Section 2.10 or Section 2.11 or any other provision hereof to the contrary, be made on a non-pro rata basis.

(g)           Conflicting Provisions. This Section shall supersede any provisions in Section 2.11 or 10.01 to the contrary.

2.15         ESG Amendment. After the Closing Date, the Borrower, in consultation with the Sustainability Coordinator, shall be entitled, in its sole discretion, to establish specified Key Performance Indicators (“KPIs”) with respect to certain Environmental, Social and Governance (“ESG”) targets of the Borrower and its Subsidiaries. The Borrower and the Required Lenders may amend this Agreement (such amendment, the “ESG Amendment”) solely for the purpose of incorporating the KPIs and other related provisions (including the ESG Pricing Provisions defined below) into this Agreement. Upon effectiveness of any such ESG Amendment, based on the Borrower’s performance against the KPIs, certain adjustments to the Commitment Fee and Applicable Rate for Loans may be made; provided that the amount of any such adjustments made pursuant to an ESG Amendment shall not result in an increase or decrease of more than (a) 1.00 basis point in the Commitment Fee and/or (b) 5.00 basis points in the Applicable Rate for Loans; provided further, that in no event shall the Applicable Rate be less than 0%; and provided further, that such adjustments shall not be cumulative year-over-year (such adjustments, the “ESG Pricing Provisions”). The pricing adjustments will require, among other things, reporting and validation of the measurement of the KPIs, giving due consideration to the Sustainability Linked Loan Principles (as published from time to time by the Loan Market Association, Asia Pacific Loan Market Association and Loan Syndications & Trading Association) and are to be agreed between the Borrower and the Sustainability Coordinator (each acting reasonably). Following the effectiveness of the ESG Amendment, any modification to the ESG Pricing Provisions which does not have the effect of reducing the Commitment Fee or Applicable Rate for Loans to a level not otherwise permitted by this paragraph shall be subject only to the consent of the Required Lenders.

2.16         Sustainability Coordinator. The Sustainability Coordinator (y) shall have no duty to ascertain, inquire into or otherwise independently verify (or have any liability in respect of) any such information, and (z) shall have no responsibility for (or be liable for) the completeness or accuracy of any such information. The Sustainability Coordinator shall have the benefit of the provisions in Sections 8.01, 8.02, 8.03, 8.04, 8.05, 8.07, 10.04 and 10.16 in each case to the same effect as the Administrative Agent thereunder. Each party hereto agrees that neither the Administrative Agent nor the Sustainability Coordinator (a) makes any assurances with regard to environmental or social impact and sustainability performance or that the characteristics of the relevant KPI metrics (including any environmental, social and sustainability criteria or any computation methodology) meet any industry standards for sustainability-linked credit facilities or (b) has any responsibility for or liability in respect of reviewing, auditing or otherwise evaluating any calculation by the Borrower of the KPI metrics or any margin or fee adjustment (or any of the data or computations that are part of or related to any such calculation) set out in any pricing certificate (and the Administrative Agent may rely conclusively on any such certificate, without further inquiry, when implementing any pricing adjustment).

Article III. Taxes, Yield Protection and Illegality

3.01         Taxes.

(a)           Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

(i)             Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Laws. If any applicable Laws (as determined in the good faith discretion of the Administrative Agent or a Loan Party) require the deduction or withholding of any Tax from any such payment by the Administrative Agent or a Loan Party, then the Administrative Agent or such Loan Party shall be entitled to make such deduction or withholding, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below. For purposes of this Article III, the term “applicable law” includes FATCA.

(ii)            If any Loan Party or the Administrative Agent shall be required by the Code to withhold or deduct any Taxes, including both United States Federal backup withholding and withholding taxes, from any payment, then (A) the Administrative Agent shall withhold or make such deductions as are determined by the Administrative Agent to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the Administrative Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions and withholdings applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(iii)           If any Loan Party or the Administrative Agent shall be required by any applicable Laws other than the Code to withhold or deduct any Taxes from any payment, then (A) such Loan Party or the Administrative Agent, as required by such Laws, shall withhold or make deductions of the minimum amount determined by it to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) such Loan Party or the Administrative Agent, to the extent required by such Laws, shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with such Laws, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions and withholdings applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b)           Payment of Other Taxes by the Loan Parties. Without limiting the provisions of subsection (a) above, the Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c)           Tax Indemnifications.

(i)             Each applicable Loan Party shall, and hereby does, severally (and not jointly) indemnify each Recipient, and shall make payment in respect thereof within 30 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority (excluding any such penalties, interest or expenses reasonably attributable to the gross negligence or willful misconduct of such Recipient as finally determined by a court of competent jurisdiction). A certificate as to the amount of such payment or liability delivered to the applicable Loan Party by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(ii)             Each Lender shall, and does hereby, severally indemnify, and shall make payment in respect thereof within 10 days after demand therefor, (x) the Administrative Agent against any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (y) the Administrative Agent and the Loan Parties, as applicable, against any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.06(d) relating to the maintenance of a Participant Register and (z) the Administrative Agent and the Loan Parties, as applicable, against any Excluded Taxes attributable to such Lender that are payable or paid by the Administrative Agent or a Loan Party in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii).

(d)           Evidence of Payments. Upon request by any Loan Party or the Administrative Agent, as the case may be, after any payment of Taxes by such Loan Party or by the Administrative Agent to a Governmental Authority as provided in this Section 3.01, such Loan Party shall deliver to the Administrative Agent or the Administrative Agent shall deliver to such Loan Party, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to such Loan Party or the Administrative Agent, as the case may be.

(e)           Status of Lenders; Tax Documentation.

(i)             Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the applicable Loan Party and the Administrative Agent, at the time or times reasonably requested by the applicable Loan Party or the Administrative Agent, such properly completed and executed documentation reasonably requested by such Loan Party or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by any Loan Party or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by such Loan Party or the Administrative Agent as will enable such Loan Party or the Administrative Agent to determine whether or not such Lender is subject to withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.01(e)(ii)(A), 3.01(e)(ii)(B) and 3.01(e)(ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)            Without limiting the generality of the foregoing,

(A)           any Lender that is a U.S. Person shall deliver to the Loan Parties and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of any Loan Party or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)           any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Loan Parties and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of any Loan Party or the Administrative Agent), whichever of the following is applicable:

(1)             in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN (or any successor thereto, including when applicable IRS Form W-8BEN-E) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN (or any successor thereto, including when applicable IRS Form W-8BEN-E) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)             executed copies of IRS Form W-8ECI;

(3)             in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit E-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of any Loan Party within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN (or any successor thereto, including when applicable IRS Form W-8BEN-E); or

(4)             to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN (or any successor thereto, including when applicable IRS Form W-8BEN-E), a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-2 or Exhibit E-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-4 on behalf of each such direct and indirect partner;

(C)             any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Loan Parties and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of any Loan Party or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit any Loan Party or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)             if a payment made to a Lender under any Loan Document would be subject to withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Loan Parties and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by any Loan Party or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by any Loan Party or the Administrative Agent as may be necessary for such Loan Party and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii)            Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 3.01 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Loan Parties and the Administrative Agent in writing of its legal inability to do so.

(f)            Treatment of Certain Refunds. Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender, or have any obligation to pay to any Lender, any refund of Taxes withheld or deducted from funds paid for the account of such Lender. If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by any Loan Party or with respect to which any Loan Party has paid additional amounts pursuant to this Section 3.01 or Section 3.04(a)(ii), it shall pay to the applicable Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section 3.01 or Section 3.04(a)(ii) with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the applicable Loan Party, upon the request of the Recipient, agrees to repay the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event the Recipient is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection, in no event will the applicable Recipient be required to pay any amount to any Loan Party pursuant to this subsection the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require any Recipient to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Loan Party or any other Person.

(g)           Survival. Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

3.02          Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful for any Lender or its Lending Office to make, maintain or fund any SOFR Loan, or to determine or charge interest based upon SOFR, the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR (each, a “SOFR Illegality Event”), then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (i) any obligation of such Lender to make or continue SOFR Loans or to convert Base Rate Loans to SOFR Loans shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the SOFR component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the SOFR component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all SOFR Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the SOFR component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such SOFR Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such SOFR Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon SOFR, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the SOFR component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon SOFR. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted and any amount payable pursuant to Section 3.05(a). During any period in which a SOFR Illegality Event is in effect, the Borrower may request, through the Administrative Agent, that the Lenders affected by such SOFR Illegality Event confirm that the circumstances giving rise to the SOFR Illegality Event continue to be in effect. If, within ten Business Days following such confirmation request, such Lenders have not confirmed the continued effectiveness of such SOFR Illegality Event, then such SOFR Illegality Event shall no longer be deemed to be in effect; provided, that (A) the Borrower shall not be permitted to submit any such request more than once in any 30-day period and (B) nothing contained in this Section 3.02 or the failure to provide confirmation of the continued effectiveness of such SOFR Illegality Event shall in any way affect the Lenders’ right to provide any additional notices of a SOFR Illegality Event as provided in this Section 3.02.

3.03         Inability to Determine Rates.

(a)           Subject to clause (b) below, if in connection with any request for a SOFR Loan or a conversion to or continuation thereof, (i)  the Administrative Agent determines that adequate and reasonable means do not exist for determining Adjusted Term SOFR for any requested Interest Period with respect to a proposed SOFR Loan on or prior to the first day of such Interest Period or in connection with an existing or proposed Base Rate Loan or (ii) the Administrative Agent or the Required Lenders determine that for any reason that Adjusted Term SOFR for any requested Interest Period with respect to a proposed SOFR Loan does not adequately and fairly reflect the cost to such Lenders of funding such SOFR Loan and, in the case of clause (ii), the Required Lenders, if applicable, have provided notice of such determination to the Administrative Agent, then, in each case, the Administrative Agent will promptly so notify the Borrower and each Lender (each determination described in clause (i) or clause (ii), a “Market Disruption Determination”). Thereafter, (x) the obligation of the Lenders to make or maintain SOFR Loans shall be suspended (to the extent of the affected SOFR Loans or Interest Periods), and (y) in the event of a determination described in the preceding sentence with respect to the SOFR component of the Base Rate, the utilization of the SOFR component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (or, in the case of a determination by the Required Lenders described in clause (ii) of this Section 3.03(a), until the Administrative Agent upon instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, (A) the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of SOFR Loans (to the extent of the affected SOFR Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein and (B) any outstanding affected SOFR Loans will be deemed to have been converted into Base Rate Loans at the end of the applicable Interest Period. During any period in which a Market Disruption Determination is in effect, the Borrower may request, through the Administrative Agent, that the Required Lenders or the Administrative Agent, as applicable, confirm that the circumstances giving rise to the Market Disruption Determination continue to be in effect. If, within ten Business Days following such confirmation request, the Administrative Agent (on behalf of the Required Lenders or for itself, as applicable) has not confirmed to the Borrower the continued effectiveness of such Market Disruption Determination, then such Market Disruption Determination shall no longer be deemed to be in effect; provided, that (A) the Borrower shall not be permitted to submit any such request more than once in any 30 day period and (B) nothing contained in this Section 3.03 or the failure to provide confirmation of the continued effectiveness of such Market Disruption Determination shall in any way affect the Administrative Agent’s or the Required Lenders’, as applicable, right to provide any additional notices of a Market Disruption Determination as provided in this Section 3.03.

(b)           Benchmark Replacement Setting.

(i)             Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event, the Administrative Agent and the Borrower may amend this Agreement to replace the then-current Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth Business Day after the Administrative Agent has posted such proposed amendment to all affected Lenders and the Borrower so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders. No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 3.03(b)(i) will occur prior to the applicable Benchmark Transition Start Date.

(ii)            In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Conforming Changes, in consultation with the Borrower, from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(iii)           The Administrative Agent will promptly notify the Borrower and the Lenders of (A) the implementation of any Benchmark Replacement and (B) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will promptly notify the Borrower of the removal or reinstatement of any tenor of a Benchmark pursuant to Section 3.03(b)(iv). Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 3.03(b), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 3.03(b).

(iv)           Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (A) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (1) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (2) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (B) if a tenor that was removed pursuant to clause (A) above either (1) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (2) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(v)             Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, (A) the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans and (B) any outstanding affected SOFR Loans will be deemed to have been converted to Base Rate Loans at the end of the applicable Interest Period. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Base Rate.

3.04         Increased Costs.

(a)            Increased Costs Generally. If any Change in Law shall:

(i)             impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.04(e));

(ii)            subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)           impose on any Lender any other condition, cost or expense affecting this Agreement or Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Loan, or maintaining its Commitment to make Loans, the interest on which is determined by reference to SOFR (or of maintaining its obligation to make any such Loan), or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b)             Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or liquidity or on the capital or liquidity of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy or liquidity), then from time to time the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)             Certificates for Reimbursement. As to any Lender seeking compensation under Sections 3.04(a) or (b), such Lender shall only be so compensated to the extent such Lender is then generally seeking such compensation from similarly situated customers under agreements relating to similar credit transactions that include provisions similar to Sections 3.04(a) or (b) and the definition of “Change in Law,” as applicable. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section 3.04 and delivered to the Borrower (and certifying that such Lender is generally charging such amounts to similarly situated customers) shall be conclusive absent manifest error. The Borrower or PFG shall pay such Lender the amount shown as due on any such certificate within 20 Business Days after receipt thereof.

(d)             Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section 3.04 shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than six months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e)             Reserves on Affected Loans. The Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (including pursuant to regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, special, supplemental or other marginal reserve requirement) with respect to eurocurrency (currently referred to as “Eurocurrency liabilities” in Regulation D of the FRB, as amended and in effect from time to time)), additional interest on the unpaid principal amount of each affected Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent manifest error), which shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least 20 Business Days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender. If a Lender fails to give notice 20 Business Days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 20 Business Days from receipt of such notice.

3.05         Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)             any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)             any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or

(c)             any assignment of a SOFR Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 10.13;

The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

3.06          Mitigation Obligations; Replacement of Lenders.

(a)             Designation of a Different Lending Office. Each Lender may make any Loan to the Borrower through any Lending Office, provided that the exercise of this option shall not affect the obligation of the Borrower to repay each Loan in accordance with the terms of this Agreement. If any Lender requests compensation under Section 3.04, or requires any Loan Party to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then at the request of such Loan Party such Lender shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. Such Loan Party hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)           Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if any Loan Party is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 3.06(a), the Loan Parties may replace such Lender in accordance with Section 10.13.

3.07         Survival. All of the Loan Parties’ obligations under this Article III shall survive termination of the Aggregate Commitments, repayment, satisfaction or discharge of all other Obligations hereunder, and resignation or replacement of the Administrative Agent.

Article IV. Conditions of Lending

4.01         Conditions Precedent of Initial Borrowing. The obligation of each Lender to make Loans hereunder is subject to satisfaction of the following conditions precedent:

(a)           The Administrative Agent’s receipt of the following, each of which shall be originals or telecopies or transmitted electronically (followed promptly by originals of any Notes) unless otherwise specified, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Administrative Agent and each of the Lenders:

(i)             Executed counterparts of this Agreement.

(ii)           The Notes payable to the order of each Lender in a principal amount equal to the Commitment of such Lender, if requested by or on behalf of such Lender prior to the Closing Date.

(iii)           Certified copies of (A) the certificate or articles of incorporation and by-laws of each Loan Party, (B) the resolutions of the Board of Directors of each Loan Party authorizing and approving facilities of this type, and (C) all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement and the other Loan Documents.

(iv)           A certificate of the Secretary or an Assistant Secretary of each Loan Party certifying the names and true signatures of the officers of such Loan Party authorized to sign this Agreement and the other Loan Documents of such Loan Party and the other documents to be delivered hereunder.

(v)           (A) A certificate from the Secretary of State of the State of Delaware as to the existence and good standing of and organizational documents filed by PFG, and (B) certificates from the Secretary of State of the State of Iowa as to the existence and good standing of and organizational documents filed by PFSI and PLIC.

(vi)           Customary opinions of Clint Woods, Vice President, Associate General Counsel, Governance Officer and Assistant Corporate Secretary of the Loan Parties, and Sidley Austin LLP, special New York counsel on behalf of the Loan Parties, in form and substance reasonably satisfactory to the Administrative Agent.

(vii)           A certificate of a Responsible Officer of each Loan Party certifying that (i) no Default or Event of Default has occurred and is continuing, and (ii) the representations and warranties by it contained in Article V are true and correct in all material respects (or if qualified by materiality or material adverse effect, in all respects) as of the Closing Date, or if such representation is made effective as of an earlier date, as of such earlier date.

(viii)          Copies of the Audited Financial Statements.

(ix)             Such other approvals, opinions and documents relating to this Agreement and the transactions contemplated hereby as the Administrative Agent or any Lender may, through the Administrative Agent, reasonably request.

(b)           Any fees and invoiced expenses required to be paid on or prior to the Closing Date in connection with this Agreement shall have been paid.

(c)           Unless waived by the Administrative Agent, the Borrower shall have paid all fees, charges and disbursements of counsel to the Administrative Agent (directly to such counsel if requested by the Administrative Agent) to the extent invoiced prior to the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent).

(d)

(i)              Upon the reasonable request of any Lender made at least ten Business Days prior to the Closing Date, the Borrower shall have provided to such Lender the documentation and other information so requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including the Patriot Act, in each case at least five days prior to the Closing Date.

(ii)             At least three Business Days prior to the Closing Date, any Loan Party that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation shall deliver a Beneficial Ownership Certification in relation to such Loan Party.

(e)           All commitments under the Existing Credit Agreements shall have been terminated and all loan principal, fees and interest and other amounts payable thereunder shall have been paid.

Without limiting the generality of the provisions of the last paragraph of Section 8.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

4.02         Conditions Precedent to each Borrowing. The obligation of each Lender to make a Loan on the occasion of each Borrowing (including the initial Borrowing) shall be subject to the conditions precedent that on the date of such Borrowing the following statements shall be true (and each of the giving of the applicable Loan Notice and the acceptance by the Borrower of the proceeds of such Borrowing shall constitute a representation and warranty by the Borrower that on the date of such Borrowing such statements are true):

(a)            the representations and warranties by each Loan Party contained in Article V (not including the Excluded Representations, if such Borrowing is made after the Closing Date) are true and correct in all respects (or true and correct in all material respects if such representation or warranty is not qualified by materiality or Material Adverse Effect) on and as of the date of such Borrowing, before and after giving effect to such Borrowing and to the application of the proceeds therefrom, as though made on and as of such date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all respects (or true and correct in all material respects if such representation or warranty is not qualified by materiality or Material Adverse Effect) as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in Section 5.01(e) shall be deemed to refer to the most recent statements furnished pursuant to Section 6.01(c);

(b)           no event has occurred and is continuing, or would result from such Borrowing or from the application of the proceeds therefrom, which constitutes a Default or an Event of Default; and

(c)           the aggregate amount of all Borrowings hereunder, together with such Borrowing and all other outstanding indebtedness for borrowed money, will not exceed the amount authorized by the resolutions delivered pursuant to Section 4.01(a)(iii)(B), or any replacement thereof that has been duly certified by the Secretary of the Borrower and delivered to the Administrative Agent and Lenders.

Article V. Representations and Warranties

5.01         Representations and Warranties. Each Loan Party represents and warrants to the Administrative Agent and the Lenders, severally (and not jointly) with respect to itself only, that:

(a)             Such Loan Party (i) is a corporation duly organized, validly existing and in good standing under (A) in the case of PFSI and PLIC, Chapter 490 of the Iowa Code and (B) in the case of PFG, the laws of the State of Delaware, (ii) is duly qualified or licensed and in good standing in each jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed and where, in each case, failure so to qualify or be licensed and be in good standing would have a Material Adverse Effect and (iii) has all requisite corporate power and authority to own or lease and operate its properties and to carry on its business as now conducted, except where failure to do so would not reasonably be expected to have a Material Adverse Effect.

(b)             The execution, delivery and performance by such Loan Party of this Agreement and the other Loan Documents to which it is a party are within such Loan Party’s corporate powers, have been duly authorized by all necessary corporate action, and do not (i) contravene such Loan Party’s certificate or articles of incorporation or by-laws, (ii) contravene any contractual restriction binding on such Loan Party, except for any such contravention which would not reasonably be expected to have a Material Adverse Effect, or (iii) violate any applicable law, rule or regulation (including, without limitation, the Securities Act of 1933 and the Securities Exchange Act of 1934 and the regulations thereunder, and Regulations U and X issued by the FRB, each as amended from time to time), or order, writ, judgment, injunction, decree, determination or award, except for any such violation which would not reasonably be expected to have a Material Adverse Effect. Such Loan Party is not in violation of any such law, rule, regulation, order, writ, judgment, injunction, decree, determination or award or in breach of any contractual restriction binding upon it, except for such violation or breach which would not reasonably be expected to have a Material Adverse Effect.

(c)             Except to the extent obtained and in full force and effect, no authorization or approval or other action by, and no notice to or filing with, any Governmental Authority is required for the due execution, delivery and performance by such Loan Party of this Agreement or any other Loan Document.

(d)             This Agreement is, and each other Loan Document to which it is a party when delivered hereunder will be, legal, valid and binding obligations of such Loan Party, enforceable against such Loan Party in accordance with their respective terms, subject to applicable statutes of limitation, bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting creditors’ rights generally, defenses of set-off and counterclaim (to the extent not otherwise waived hereunder or under the Loan Documents) and to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(e)             The Audited Financial Statements, copies of which have been furnished to each Lender pursuant to Section 4.01(a)(viii), either in paper form or pursuant to the procedure detailed in Section 6.01(c) (the “web-based delivery”), fairly present the consolidated financial condition of PFG and its consolidated Subsidiaries as at such date and the consolidated results of the operations of PFG and its consolidated Subsidiaries for the period ended on such date, all in accordance with GAAP consistently applied. PLIC has furnished to each of the Lenders either in paper form or by web-based delivery the annual Statutory Statement of PLIC for the fiscal year ended December 31, 2021, as filed with the applicable Insurance Regulatory Authority. Such annual Statutory Statement presents fairly, in all material respects, the financial condition of PLIC as at, and the results of operations for the fiscal year ended December 31, 2021, in accordance with statutory accounting practices prescribed or permitted by the applicable Insurance Regulatory Authority. As of the Closing Date, no event or circumstance has occurred since December 31, 2021 that has had a Material Adverse Effect.

(f)            There is no pending or, to the knowledge of the Loan Parties, threatened action or proceeding affecting such Loan Party or any of its Subsidiaries before any court, governmental agency or arbitrator which (i) as of the Closing Date is reasonably likely to have a Material Adverse Effect or (ii) purports to affect this Agreement or the transactions contemplated hereby.

(g)           Such Loan Party is not engaged, principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Loan to such Loan Party will be used for any purpose that violates the provisions of the regulations of the FRB. Such Loan Party is, and after applying the proceeds of each Loan, will be in compliance with its obligations under Section 6.01(e). After applying the proceeds of each Loan, not more than 25% of the value of the assets (either of the Borrower and its Significant Subsidiaries or of PFG and its Subsidiaries on a consolidated basis) will be Margin Stock.

(h)           Such Loan Party is not required to be registered as an “investment company” under the Investment Company Act of 1940, as amended.

(i)

(i)             All information (other than information of a general economic or industry specific nature) that has been made available by such Loan Party or any of its representatives to the Administrative Agent or any Lender in connection with the negotiation of this Agreement was, on or as of the dates on which such information was made available and when taken together, complete and correct in all material respects and did not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading in light of the time and circumstances under which such statements were made; provided, that, with respect to projected or pro forma financial information, the Loan Parties represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time furnished (it being understood that such projections and forecasts are subject to uncertainties and contingencies and no assurances can be given that such projections or forecasts will be realized).

(ii)             As of the Closing Date, to the knowledge of the Borrower, the information included in any Beneficial Ownership Certification is true and correct in all respects.

(j)             Except as would not reasonably be expected to have a Material Adverse Effect: (i) each Plan is in compliance with the applicable provisions of ERISA, the Code and other Federal or state laws, (ii) each Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the IRS or may rely on an opinion letter from the IRS to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the IRS to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the IRS, and to the knowledge of such Loan Party, nothing has occurred that would prevent or cause the loss of such tax-qualified status, (iii) there are no pending or, to the knowledge of such Loan Party, threatened (in writing) claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan, and (iv) there has been no non-exempt prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan.

(k)             Except as would not reasonably be expected to have a Material Adverse Effect: (i) no ERISA Event has occurred in the five-year period prior to the date of this Agreement, and no Loan Party is aware of any fact, event or circumstance that would reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan or Multiemployer Plan; (ii) such Loan Party and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in the five-year period prior to the date of this Agreement, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained during such period; (iii) as of the most recent valuation date for each Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is 60% or higher; (iv) neither such Loan Party nor any ERISA Affiliate has incurred any liability to the PBGC in the five-year period prior to the date of this Agreement other than for the payment of premiums, and there are no premium payments which have become due that are unpaid; (v) neither such Loan Party nor any ERISA Affiliate has engaged in a transaction in the five-year period prior to the date of this Agreement that would reasonably be expected to be subject to Section 4069 or Section 4212(c) of ERISA; (vi) no Pension Plan has been terminated by the sponsor thereof nor by the PBGC in the five-year period prior to the date of this Agreement; and (vii) neither such Loan Party nor any ERISA Affiliate has been notified by the sponsor of a Multiemployer Plan in the five-year period prior to the date of this Agreement that it has incurred any Withdrawal Liability, and neither such Loan Party nor any ERISA Affiliate, is reasonably expected to incur any Withdrawal Liability to any Multiemployer Plan, and neither such Loan Party nor any ERISA Affiliate has been notified by the sponsor of a Multiemployer Plan during such period that such Multiemployer Plan is in reorganization or has been terminated, within the meaning of Title IV of ERISA.

(l)             As of the Closing Date, the Borrower is not a Benefit Plan nor will it be using “plan assets” (within the meaning of 29 CFR § 2510.0-101, as modified by Section 3(42) of ERISA) of one of more Benefit Plans as security for, or the making of payments on, the Loans (and other Obligations hereunder) except, in each case, if a prohibited transaction exemption, including, without limitation, a prohibited transaction exemption set forth in one or more PTEs, such as, PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), otherwise applies to the Borrower and/or the transactions contemplated hereunder.

(m)           Such Loan Party and each of its Subsidiaries is in compliance with all laws, statutes, rules, regulations and orders binding on or applicable to such Loan Party (including without limitation all Environmental Laws and Chapters 505 through 523I of Title XIII of the Iowa Code), its Subsidiaries and all of their respective properties, except to the extent failure to so comply would not (either individually or in the aggregate) reasonably be expected to have a Material Adverse Effect.

(n)             As of the Closing Date, such Loan Party (i) is not currently Sanctioned, (ii) is not an Embargoed Person, or (iii) to the knowledge of such Loan Party, has not (within the previous five (5) years) knowingly engaged in any transaction with any Person who at such time was Sanctioned or who was an Embargoed Person in violation of any trade restrictions under U.S. law, or any regulations promulgated thereunder, or any sanctions administered or enforced by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom. As of the Closing Date, such Loan Party is not in violation of any applicable laws, rules, or regulations concerning or relating to anti-bribery or anti-corruption, except to the extent such violation would not (either individually or in the aggregate) reasonably be expected to have a Material Adverse Effect.

(o)            Such Loan Party is not an Affected Financial Institution or a Covered Party.

Article VI. Covenants

6.01         Affirmative Covenants. So long as any principal of or interest on any Loan or any other amount owing hereunder shall remain unpaid or any Lender shall have any Commitment hereunder, each Loan Party covenants and agrees that, unless the Required Lenders shall otherwise consent in writing:

(a)             Corporate Existence, Compliance with Laws, Etc. Such Loan Party will, and will cause each of its Significant Subsidiaries to, maintain its corporate existence (provided that nothing in this sentence shall prohibit any transaction expressly permitted or not restricted under Section 6.02(c)). Such Loan Party will (i) comply, and will cause each of its Significant Subsidiaries to comply, with all applicable laws, statutes, rules, regulations and orders, including without limitation, ERISA, all applicable Environmental Laws and, if applicable, Title XIII of the Iowa Code, and (ii) maintain all permits, licenses and franchises necessary for the conduct of its business, except, in each case, for any non-compliance or non-maintenance which would not (either individually or in the aggregate) reasonably be expected to have a Material Adverse Effect.

(b)             Maintenance of Properties, Etc. Such Loan Party will, and will cause each of its Subsidiaries to, maintain and preserve all of its properties that are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear and casualty and condemnation excepted, except where failure to do so would not have a Material Adverse Effect.

(c)             Reporting Requirements. Such Loan Party will furnish to the Administrative Agent (which shall furnish to each Lender):

 (i)             as soon as available and in any event within 55 days after the end of each of the first three quarters of each fiscal year, unaudited consolidated financial statements prepared in accordance with GAAP of PFG and its consolidated Subsidiaries, provided that in the event of any change in GAAP used in preparation of such statements, the Loan Parties shall also provide a statement of reconciliation conforming any information in such certificates with GAAP;

(ii)             as soon as available and in any event within 100 days after the end of each fiscal year, the annual consolidated financial statements with respect to such fiscal year of PFG and its consolidated Subsidiaries, including all notes thereto, which statements shall include a balance sheet (or statement of financial position) as of the end of the relevant fiscal year and the related statements of operations, comprehensive income, stockholders’ equity and cash flows for such fiscal year, all setting forth in comparative form the corresponding figures from the previous fiscal year, all prepared in conformity with GAAP and accompanied by a report and opinion (without qualification as to scope of examination) of independent certified public accountants with an accounting firm of national standing and reputation, which shall state that such financial statements, in the opinion of such accountants, present fairly, in all material respects, the consolidated financial position of PFG and its consolidated Subsidiaries as of the date thereof and the results of its operations and cash flows for the period covered thereby in conformity with GAAP, consistently applied;

(iii)            concurrently with any delivery of financial statements under clauses (i) or (ii) of this subsection (c), a certificate of a Responsible Officer of PFG substantially in the form of Exhibit C and setting forth reasonably detailed calculations demonstrating compliance with Sections 6.02(d) and 6.02(e);

(iv)            as soon as possible after such Loan Party obtains actual knowledge of the occurrence of any Event of Default or Default continuing on the date of such statement, a statement of a Responsible Officer setting forth details of such Event of Default or Default and the action which such Loan Party has taken and proposes to take with respect thereto;

(v)             promptly after such Loan Party knows that any ERISA Event (alone or together with any other ERISA Event(s)) has occurred with respect to which the liability or potential liability of such Loan Party or any of its respective ERISA Affiliates exceeds or would reasonably be expected to exceed $50,000,000, a statement of a Responsible Officer describing such ERISA Event(s) and the action, if any, which such Loan Party and/or such ERISA Affiliate proposes to take with respect thereto;

(vi)            promptly after receipt thereof by such Loan Party or any ERISA Affiliate, copies of all notices from a Multiemployer Plan sponsor, the PBGC, or any Governmental Authority concerning an ERISA Event;

(vii)           promptly after filing with the applicable Insurance Regulatory Authority and in any event within 60 days after the end of each of the first three quarterly fiscal periods of each fiscal year of PLIC and each other Insurance Subsidiary, the quarterly Statutory Statement of PLIC and such other Insurance Subsidiary for such quarterly fiscal period;

(viii)         promptly after filing with the applicable Insurance Regulatory Authority and in any event within 120 days after the end of each fiscal year of PLIC and each other Insurance Subsidiary, the annual Statutory Statement of PLIC and such other Insurance Subsidiary (including, without limitation, management’s discussion and analysis) for such year;

(ix)            promptly after PLIC or any other Insurance Subsidiary receives the results of each examination by its Insurance Regulatory Authority of the financial condition and operations of PLIC or such other Insurance Subsidiary;

(x)             promptly after request therefor, (A) except to the extent prohibited by applicable law, regulatory policy, or regulatory restriction (as determined in the reasonable good faith judgment of such Loan Party), such other business and financial information respecting the condition or operations, financial or otherwise, of such Loan Party or any of its respective Significant Subsidiaries as any Lender through the Administrative Agent may from time to time reasonably request; provided, that no such Loan Party or its respective Significant Subsidiaries shall be required to disclose or provide any information under this Section 6.01(c)(x)(A) (1) that constitutes non-financial trade secrets or non-financial proprietary information of such Person or any of its Subsidiaries or any of their respective customers and/or suppliers, (2) in respect of which disclosure to the Administrative Agent or any Lender (or any of their respective representatives) is prohibited by any applicable law, (3) that is subject to attorney-client or similar privilege or constitutes attorney work product or (4) in respect of which any such Loan Party or any of its respective Significant Subsidiaries owes confidentiality obligations to any third party, or (B) information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the Patriot Act and, if applicable to the relevant Loan Party, the Beneficial Ownership Regulation; and

(xi)             promptly after any public announcement by Moody’s, S&P or Fitch of any change in an Applicable Financial Strength Rating of PLIC, or of the placement of any such Applicable Financial Strength Rating on negative credit watch (or the equivalent), notice of such change or placement;

provided that the Loan Parties shall be deemed to have delivered the information specified in clauses (i) and (ii) of this subsection (c) on the date such information is posted at the Loan Parties’ website on the Internet at “www.principal.com,” at “www.sec.gov” or at such other website as is identified by a Loan Party in a notice to the Administrative Agent and the Lenders that is accessible by the Lenders without charge; provided further, that the Loan Parties shall deliver paper copies of such information to any Lender promptly upon request of such Lender through the Administrative Agent; and provided further, that, in accordance with Section 10.02, each Lender shall be deemed to have received the information specified in clauses (i) and (ii) of this subsection (c) on the date (x) such information is posted on the Platform described in Section 10.02(c), and (y) the Administrative Agent receives notice of such posting in accordance with Section 10.02 (it being understood that the Borrower shall have satisfied the timing obligations imposed by those clauses as of the date such information is delivered to the Administrative Agent pursuant to Section 10.02).

The Loan Parties hereby acknowledge that (a) the Administrative Agent and/or the Arrangers may, but shall not be obligated to, make available to the Lenders materials and/or information provided by or on behalf of the Loan Parties hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on Debt Domain, IntraLinks, Syndtrak or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Loan Parties or any of their respective Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Loan Parties hereby agree that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Loan Parties shall be deemed to have authorized the Administrative Agent, the Arrangers and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Loan Parties or their respective securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information”; and (z) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”

(d)             Change in Nature of Business. Such Loan Party will, and will cause each of its Significant Subsidiaries to, continue to engage in the same line of business, or a line of business reasonably related, ancillary or complementary to the line of business as conducted by the Loan Parties and their Significant Subsidiaries on the Closing Date.

(e)             Use of Proceeds. The Borrower will use the proceeds of the Loans for its general corporate purposes (in compliance in all material respects with all applicable legal and regulatory requirements); provided that neither the Administrative Agent nor any Lender shall have any responsibility as to the use of any such proceeds. No proceeds of the Loans will be used for the purpose, whether immediate, incidental or ultimate, of buying or carrying Margin Stock, in each case in violation of Regulation T, Regulation U or Regulation X issued by the FRB. If requested by any Lender or the Administrative Agent, such Loan Party will furnish to the Administrative Agent and each Lender a statement in conformity with the requirements of Federal Reserve Form FR U-1 referred to in Regulation U issued by the FRB, the statements made in which shall be such, in the opinion of each Lender, as to demonstrate the compliance of each Loan of such Loan Party with Regulation U issued by the FRB. No portion of any Loan under this Agreement shall be used by such Loan Party in violation of Regulation T or Regulation X issued by the FRB or any other regulation issued by the FRB, as in effect on the date or dates of such Loan and such use of proceeds.

(f)             Payment of Taxes, Etc. Such Loan Party will, and will cause each of its Subsidiaries to, pay and discharge, before the same shall become delinquent, all taxes, assessments, claims and governmental charges or levies imposed upon it or upon its property, except to the extent that any failure to do so would not have a Material Adverse Effect; provided, however, that neither such Loan Party nor any of its Subsidiaries shall be required to pay or discharge any such tax, assessment, claim, charge or levy that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained.

(g)             Maintenance of Insurance. Such Loan Party will, and will cause each of its Significant Subsidiaries to, maintain appropriate and adequate insurance with responsible and reputable insurance companies or associations or with self-insurance programs to the extent consistent with prudent practices of such Loan Party and its Significant Subsidiaries or otherwise customary in their respective industries in such amounts and covering such risks as is customary in the industries in which such Loan Party or such Significant Subsidiary operates, except to the extent failure to do so would not reasonably be expected to have a Material Adverse Effect.

(h)             Visitation Rights. Such Loan Party will, at any reasonable time and from time to time (but not more than once per year and at their own expense (unless an Event of Default then exists, in which case there shall be no limit so long as the Event of Default exists)) during normal business hours and upon reasonable prior notice, permit the Administrative Agent or any of the Lenders or any agents or representatives thereof (in each case subject to Section 10.07 hereof) to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, such Loan Party and any of its Significant Subsidiaries, and to discuss the affairs, finances and accounts of such Loan Party and any of its Significant Subsidiaries with any of their officers or directors and, at any time when an Event of Default has occurred and is continuing, with their independent certified public accountants, provided, that such examinations, visits and/or discussions shall be reasonably related to the Administrative Agent’s or such Lender’s, as applicable, rights and obligations hereunder; provided, further, that no such Loan Party or its respective Significant Subsidiaries shall be required to disclose or provide any information pursuant to this Section 6.01(h) (1) that constitutes non-financial trade secrets or non-financial proprietary information of such Person or any of its Subsidiaries or any of their respective customers and/or suppliers, (2) in respect of which disclosure to the Administrative Agent or any Lender (or any of their respective representatives) is prohibited by any applicable law, (C) that is subject to attorney-client or similar privilege or constitutes attorney work product or (4) in respect of which any such Loan Party or any of its respective Significant Subsidiaries owes confidentiality obligations to any third party.

(i)             Keeping of Books. Such Loan Party will, and will cause each of its Significant Subsidiaries to, keep proper books of record and account in which full and correct entries shall be made of all financial transactions and the assets and business of such Loan Party and each such Significant Subsidiary, in each case, as are necessary to prepare consolidated financial statements in accordance with GAAP.

(j)           Subsidiaries. PFG and PFSI will at all times directly or indirectly own, beneficially and of record, 100% of the shares of capital stock of PLIC, and such Loan Party will at all times directly or indirectly own, beneficially and of record, 100% of the shares of capital stock of such Loan Party’s Significant Subsidiaries (provided that nothing in this sentence shall prohibit any transaction expressly permitted or not restricted under Section 6.02(c)).

(k)          Compliance with Sanctions, Anti-Corruption, and Anti-Bribery. Such Loan Party will comply, and will cause each of its Significant Subsidiaries to comply, with all applicable laws, rules, and regulations concerning or relating to Embargoed Persons, Persons who are Sanctioned, anti-bribery or anti-corruption, or anti-money-laundering, including the Patriot Act, except, in each case, for any non-compliance which would not (either individually or in the aggregate) reasonably be expected to have a Material Adverse Effect.

6.02         Negative Covenants. So long as any principal of or interest on any Loan or any other amount owing hereunder shall remain unpaid or any Lender shall have any Commitment hereunder, each Loan Party covenants and agrees that unless the Required Lenders shall otherwise consent in writing:

(a)          Liens on Capital Stock. Such Loan Party will not, and will not permit any of its Significant Subsidiaries to, at any time create, assume or suffer to exist any Lien upon or with respect to any of the capital stock of any of its Significant Subsidiaries (other than Captive Reinsurance Subsidiaries).

(b)          Liens on other Property. Without limiting Section 6.02(a), such Loan Party will not, nor will it permit any of its Significant Subsidiaries to, create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, except:

(i)             Liens imposed by any Governmental Authority for taxes, assessments or charges not yet due or that are being contested in good faith and by appropriate proceedings if, unless the amount thereof is not material with respect to it or its financial condition, adequate reserves with respect thereto are maintained on the books of any Loan Party or the affected Subsidiaries, as the case may be, in accordance with GAAP;

(ii)             carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business that are not overdue for a period of more than 30 days or that are being contested in good faith and by appropriate proceedings and Liens securing judgments but only to the extent for an amount and for a period not resulting in an Event of Default under Section 7.01(h) hereof;

(iii)             pledges or deposits under worker’s compensation, unemployment insurance and other social security legislation;

(iv)            deposits to secure the performance of bids, trade contracts (other than for Debt), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(v)             easements, rights-of-way, restrictions and other similar encumbrances and encumbrances consisting of zoning restrictions, easements, licenses, restrictions on the use of property or minor imperfections in title thereto that, in the aggregate, are not material in amount, and that do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of such Loan Party or any of its Subsidiaries;

(vi)            Liens arising under or in connection with escrows, trusts, custodianships, separate accounts, funds withheld or modified coinsurance procedures, and similar deposits, arrangements, or agreements established with respect to insurance policies, annuities, funding agreements, guaranteed investment contracts and similar products underwritten by, or reinsurance agreements entered into by, PLIC or any other Insurance Subsidiary in the ordinary course of business, including Liens securing letters of credit issued in connection therewith;

(vii)           deposits with, Liens securing obligations (other than Debt) owing to, or letters of credit issued in favor of or required by, insurance regulatory authorities;

(viii)          Liens on property of any corporation or other entity that becomes a Significant Subsidiary of such Loan Party after the Closing Date, provided that such Liens are in existence at the time such corporation or entity becomes a Significant Subsidiary of such Loan Party and were not created in anticipation thereof;

(ix)             Liens upon real and/or tangible personal property acquired or improved (by purchase, construction or otherwise) by any Loan Party or any of its Significant Subsidiaries, each of which Liens either (A) existed on such property before the time of its acquisition and was not created in anticipation thereof or (B) was created solely for the purpose of securing Debt representing, or incurred to finance, refinance or refund, the cost (including the cost of construction) of such property or improvements thereon or thereto; provided that no such Lien shall extend to or cover any property of such Loan Party or such Significant Subsidiary other than the property so acquired, improvements thereon and the proceeds thereof;

(x)              additional Liens upon real and/or personal property, provided that the aggregate Debt secured thereby shall not exceed $500,000,000 in the aggregate at any one time outstanding;

(xi)             Liens created by any Real Estate Subsidiary on real property of such Real Estate Subsidiary in connection with the development or operation of such real property;

(xii)            Liens arising in connection with repurchase agreements, reverse purchase agreements and other similar agreements for the purchase, sale or loan of securities, in each case in the ordinary course of business; provided that no such Lien shall extend to or cover any property or assets other than the securities subject thereto;

(xiii)           Liens on accounts or notes receivable (whether such accounts or notes receivable constitute accounts, instruments, chattel paper or general intangibles) and other related assets, and sales of or discounts on the foregoing, arising solely in connection with the securitization thereof (whether in one transaction or in a series of transactions); provided that no such Lien shall extend to or cover any property or assets other than the receivables and related assets subject to such securitization;

(xiv)           Liens in favor of any Loan Party or any Subsidiary;

(xv)            Liens incurred in the ordinary course of business and not for speculative purposes in connection with authorized futures and options transactions and collateral arrangements with respect to options, futures contracts, options on futures contracts, swaps, when-issued or delayed delivery securities, other Swap Contracts or other authorized investments, provided that the aggregate market value at any one time outstanding of the property secured by such liens shall not exceed $2,000,000,000;

(xvi)           Liens arising in the ordinary course of business on operating accounts (including custody accounts, deposit accounts and any related securities accounts), including bankers’ Liens and rights of setoff arising in connection therewith (but excluding consensual Liens securing Debt);

(xvii)          Liens in favor of a Federal Home Loan Bank to secure borrowings from such Federal Home Loan Bank pursuant to a membership in such Federal Home Loan Bank in the ordinary course of business; and

(xviii)         Liens securing the refinancing of any Debt or other obligations secured by a Lien permitted hereunder so long as such Liens do not attach to any additional property in connection with such refinancing.

(c)           Mergers, Etc. Such Loan Party will not, and will not permit any of its Significant Subsidiaries to, merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of, whether in one transaction or in a series of transactions, all or substantially all of the assets (whether now owned or hereafter acquired) of PFG and its Subsidiaries, taken as a whole, to, any Person, except that:

(i)             without prejudice to Sections 6.02(c)(ii) or 7.01(g), all or substantially all of the assets of PFG and its Subsidiaries may be conveyed, transferred, leased or otherwise disposed of to a Loan Party or any Subsidiary of such Loan Party, provided, that in the case of any such transfer of all or substantially all of the assets of PFG and its Subsidiaries, taken as a whole, to a Subsidiary that is not a Loan Party (such entity, an “Asset Purchase Successor Entity”), (x) such Asset Purchase Successor Entity is organized in the United States of America or a state thereof and assumes all of the obligations of such Loan Party under this Agreement and the other Loan Documents and (y) PFG shall have given the Administrative Agent at least 10 Business Days’ prior written notice of such transaction (and the Administrative Agent will promptly furnish any such notice to the Lenders) and shall have delivered any documentation and other information reasonably requested by the Administrative Agent and the Lenders in order to comply with requirements of applicable “know your customer” and anti-money-laundering rules and regulations, including the Patriot Act, with respect to such Asset Purchase Successor Entity;

(ii)            without prejudice to Sections 6.02(c)(i) or 7.01(g), a Loan Party or any Significant Subsidiary may merge or consolidate with or into any other Person (including a Loan Party or any Subsidiary of a Loan Party) so long as (A) immediately after giving effect to such transaction, no Event of Default would exist and (B) in the case of such a transaction by a Loan Party (including, without limitation, any merger with a Significant Subsidiary), (1) such Loan Party is the surviving corporation or (2) if the applicable Loan Party is not the surviving entity (such surviving entity, a “Merger Successor Entity”), (x) such Merger Successor Entity is organized in the United States of America or a state thereof and assumes all of the obligations of such Loan Party under this Agreement and the other Loan Documents and (y) PFG shall have given the Administrative Agent at least 10 Business Days’ prior written notice of such transaction (and the Administrative Agent will promptly furnish any such notice to the Lenders) and shall have delivered any documentation and other information reasonably requested by the Administrative Agent and the Lenders in order to comply with requirements of applicable “know your customer” and anti-money-laundering rules and regulations, including the Patriot Act with respect to such Merger Successor Entity; and

(iii)           notwithstanding the foregoing or anything to the contrary in this Agreement, PFSI may (A) merge or consolidate into PFG, with PFG being the surviving Person and assuming all of the obligations of PFSI under this Agreement and the other Loan Documents or (B) liquidate or dissolve into PFG;

provided, in each of the foregoing cases, that no Event of Default shall have occurred and be continuing at the time of such merger, consolidation, conveyance, transfer, lease or disposition or shall occur as a result thereof.

(d)           Total Debt to Total Capital. PFG will not at any time permit Total Debt to exceed 35% of Total Capital.

(e)           Minimum Statutory Surplus. PLIC will not at any time allow its Statutory Surplus to be less than $2,762,981,589.

(f)           Sanctions, Anti-Corruption, and Anti-Bribery. Such Loan Party will not use the proceeds of any Borrowing in any manner that would result in the violation of any economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. Government, including those administered by OFAC or the U.S. Department of State, or the United Nations Security Council, the European Union, or Her Majesty’s Treasury of the United Kingdom, or any other applicable laws, rules, or regulations concerning or relating to anti-bribery or anti-corruption, in each case applicable to any party hereto.

Article VII. Events of Default and Remedies

7.01         Events of Default and Remedies. If any of the following events (“Events of Default”) shall occur and be continuing:

(a)             The Borrower shall fail to pay any principal of any Loan made to it when the same becomes due and payable; or the Borrower shall fail to pay any interest on any Loan made to it or any fee or any other amount payable by it hereunder or under any Notes (other than principal) when due and such failure remains unremedied for three Business Days; or

(b)             Any representation or warranty made by any Loan Party herein or by any Loan Party (or any of its officers) in connection with this Agreement shall prove to have been incorrect in any respect (or incorrect in any material respect if such representation or warranty is not qualified by materiality or Material Adverse Effect) when made; or

(c)             (i) Any Loan Party shall fail to perform or observe any term, covenant or agreement applicable to it contained in Sections 6.01(a) (with respect to its existence and the maintenance of permits, licenses and franchises only), 6.01(c)(iv), 6.01(d), 6.01(e), 6.01(j) or 6.02; or (ii) any Loan Party shall fail to perform or observe any other term, covenant or agreement contained in this Agreement on its part to be performed or observed, and such failure remains unremedied for 30 days after notice thereof shall have been given to such Loan Party by the Administrative Agent; or

(d)             (i) Any Loan Party or any of its Significant Subsidiaries shall fail to pay any principal of any other Debt of such Loan Party or such Significant Subsidiary which is outstanding in a principal amount of at least $50,000,000, or its equivalent in other currencies (in this clause (d) called “Material Debt”), in the aggregate when the same becomes due and payable (whether at scheduled maturity, by required prepayment, acceleration, demand or otherwise); (ii) or any other event shall occur or condition shall exist under any agreement or instrument relating to any Material Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of any Material Debt; or (iii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which any Loan Party or any Significant Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which any Loan Party or any Significant Subsidiary is the sole Affected Party (as so defined) and, in either event, the Swap Termination Value owed by such Loan Party or such Significant Subsidiary as a result thereof is greater than $50,000,000; or

(e)             Any Loan Party or any of its Significant Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against such Loan Party or any of its Significant Subsidiaries seeking to adjudicate it as bankrupt or insolvent, or seeking suspension of payments, a moratorium of indebtedness, liquidation, winding up, reorganization, arrangement, administration, adjustment, protection, relief, or composition of it or its debts or similar relief under any Debtor Relief Laws, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against such Loan Party or any of its Significant Subsidiaries, such proceeding shall remain undismissed or unstayed for a period of 60 days, or shall become the subject of any Bail-In Action; or such Loan Party or any of its Significant Subsidiaries shall take any corporate action to authorize any of the actions set forth above in this subsection (e); or

(f)             Any Insurance Regulatory Authority shall appoint a rehabilitator, receiver, custodian, trustee, conservator or liquidator or the like (collectively, a “Receiver”) for PLIC or any other Insurance Subsidiary, or cause possession of all or any substantial portion of the property of PLIC or such other Insurance Subsidiary to be taken by any Receiver (or any Insurance Regulatory Authority shall make any filing or commence any legal proceeding with any court or other tribunal having jurisdiction over the matter to effect any of the foregoing); or

(g)             A Change of Control shall occur; or

(h)             Any final judgment or order for the payment of money in excess of $50,000,000 shall be rendered against any Loan Party or any of its Subsidiaries and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(i)             Any ERISA Event shall have occurred with respect to a Pension Plan and (i) the sum (determined as of the date of occurrence of such ERISA Event) of the Insufficiency of such Pension Plan and the Insufficiency of any and all other Pension Plans that are subject to such ERISA Event exceeds $50,000,000 and the adjusted funding target attainment percentage of any such Pension Plan, as most recently certified by the Pension Plan’s actuary in accordance with the Pension Funding Rules, is less than 80%, or (ii) the liability of any Loan Party and/or any ERISA Affiliate with respect to such ERISA Event and all other ERISA Events that may have occurred and then exist exceeds $50,000,000; or

(j)             Any Loan Party or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that it has incurred Withdrawal Liability to such Multiemployer Plan in an amount which, when aggregated with all other amounts required to be paid to Multiemployer Plans by such Loan Party and its ERISA Affiliates as Withdrawal Liability (determined as of the date of such notification), exceeds $50,000,000 or requires payments exceeding $50,000,000 per annum; or

(k)             Any Loan Party or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, and as a result of such reorganization or termination the aggregate annual contributions of such Loan Party and its ERISA Affiliates to all Multiemployer Plans which are then in reorganization or being terminated have been or will be increased over the amounts contributed to such Multiemployer Plans for the respective plan years of such Multiemployer Plans immediately preceding the plan year in which the reorganization or termination occurs by an amount exceeding $50,000,000; or

(l)             Any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party contests in writing the validity or enforceability of any Loan Document or any material provision thereof; or any Loan Party denies in writing that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document;

then, and in any such event, the Administrative Agent (i) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the obligation of each Lender to make Loans to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the Loans and the Notes, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Loans and the Notes, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, (A) the obligation of each Lender to make Loans shall automatically be terminated and (B) the Loans and the Notes, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.

7.02         Application of Funds. After the exercise of remedies provided for in Section 7.01 (or after the Loans have automatically become immediately due and payable as set forth in the proviso to Section 7.01), any amounts received on account of the Obligations shall, subject to the provisions of Sections  7.01 and 2.13, be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent as set forth in Section 10.04 and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders, ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and other Obligations, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Fourth held by them; and

Last, the balance, if any, after all of the Obligations have been paid in full, to the Borrower or as otherwise required by Law.

Article VIII. Administrative Agent

8.01         Appointment and Authority. Each of the Lenders hereby irrevocably appoints Wells Fargo to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions other than to the extent set forth in Section 8.06. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

8.02         Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

8.03         Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:

(a)             shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)             shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(c)             shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 7.01) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and non-appealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given in writing to the Administrative Agent by the Borrower or a Lender.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

8.04         Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

8.05         Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

8.06         Resignation of Administrative Agent.

(a)             The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of the Borrower (such consent not to be unreasonably withheld or delayed), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above, provided that in no event shall any such successor Administrative Agent be a Defaulting Lender. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b)             If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and, with the consent of the Borrower (such consent not to be unreasonably withheld or delayed), appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c)             With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent (other than as provided in Section 3.01(g) and other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

8.07         Non-Reliance on Administrative Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

8.08         No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Lenders or other Persons listed on the cover page hereof as a “sustainability coordinator,” “syndication agent,” “documentation agent,” “arranger” or “bookrunner” shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder.

8.09         Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)           to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections  2.07 and 10.04) allowed in such judicial proceeding; and

(b)           to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.07 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

8.10         Certain ERISA Matters.

(a)           Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i)             such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments or this Agreement;

(ii)            the prohibited transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable so as to exempt from the prohibitions of Section 406 of ERISA and Section 4975 of the Code such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement;

(iii)             (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer or perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of subsections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement; or

(iv)             such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)          In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

8.11         Erroneous Payments.

(a)             Each Lender and any other party hereto (other than the Loan Parties and their respective Subsidiaries) hereby severally agrees that if (i) the Administrative Agent notifies (which such notice shall be conclusive absent manifest error) such Lender or any other Person (other than the Loan Parties and their respective Subsidiaries) that has received funds from the Administrative Agent or any of its Affiliates, either for its own account or on behalf of a Lender (each such recipient, a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion that any funds received by such Payment Recipient were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Payment Recipient) or (ii) any Payment Recipient receives any payment from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, as applicable, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, as applicable, or (z) that such Payment Recipient otherwise becomes aware was transmitted or received in error or by mistake (in whole or in part) then, in each case, an error in payment shall be presumed to have been made (any such amounts specified in clauses (i) or (ii) of this Section 8.11(a), whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise; individually and collectively, an “Erroneous Payment”), then, in each case, such Payment Recipient is deemed to have knowledge of such error at the time of its receipt of such Erroneous Payment; provided that nothing in this Section shall require the Administrative Agent to provide any of the notices specified in clauses (i) or (ii) above. Each Payment Recipient agrees that it shall not assert any right or claim to any Erroneous Payment, and hereby waives any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payments, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.

(b)             Without limiting the immediately preceding clause (a), each Payment Recipient agrees that, in the case of clause (a)(ii) above, it shall promptly notify the Administrative Agent in writing of such occurrence.

(c)             In the case of either clause (a)(i) or (a)(ii) above, such Erroneous Payment shall at all times remain the property of the Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent, and upon demand from the Administrative Agent such Payment Recipient shall (or, shall cause any Person who received any portion of an Erroneous Payment on its behalf to), promptly, but in all events no later than one Business Day thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made in same day funds and in the currency so received, together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent at the Overnight Rate.

(d)             In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor by the Administrative Agent in accordance with immediately preceding clause (c), from any Lender that is a Payment Recipient or an Affiliate of a Payment Recipient (such unrecovered amount as to such Lender, an “Erroneous Payment Return Deficiency”), then at the sole discretion of the Administrative Agent and upon the Administrative Agent’s written notice to such Lender (i) such Lender shall be deemed to have made a cashless assignment of the full face amount of the portion of its Loans (but not its Commitments) to the Administrative Agent or, at the option of the Administrative Agent, the Administrative Agent’s applicable lending affiliate in an amount that is equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not Commitments), the “Erroneous Payment Deficiency Assignment”) plus any accrued and unpaid interest on such assigned amount, without further consent or approval of any party hereto and without any payment by the Administrative Agent or its applicable lending affiliate as the assignee of such Erroneous Payment Deficiency Assignment. The parties hereto acknowledge and agree that (1) any assignment contemplated in this clause (d) shall be made without any requirement for any payment or other consideration paid by the applicable assignee or received by the assignor, (2) the provisions of this clause (d) shall govern in the event of any conflict with the terms and conditions of Section 10.06 and (3) the Administrative Agent may reflect such assignments in the Register without further consent or action by any other Person.

(e)             Each party hereto hereby agrees that (x) in the event an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent (1) shall be subrogated to all the rights of such Payment Recipient with respect to such amount and (2) is authorized to set off, net and apply any and all amounts at any time owing to such Payment Recipient under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Payment Recipient from any source, against any amount due to the Administrative Agent under this Section 8.11 or under the indemnification provisions of this Agreement, (y) the receipt of an Erroneous Payment by a Payment Recipient shall not for the purpose of this Agreement be treated as a payment, prepayment, repayment, discharge or other satisfaction of any Obligations owed by the Borrower or any other Loan Party and (z) to the extent that an Erroneous Payment was in any way or at any time credited as payment or satisfaction of any of the Obligations, the Obligations or any part thereof that were so credited, and all rights of the Payment Recipient, as the case may be, shall be reinstated and continue in full force and effect as if such payment or satisfaction had never been received except, in each case of clauses (y) and (z) of this Section 8.11(e), to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower or any other Loan Party for the purpose of making a payment on the Obligations.

(f)             Each party’s obligations under this Section 8.11 shall survive the resignation or replacement of the Administrative Agent or any transfer of right or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

(g)             Nothing in this Section 8.11 will constitute a waiver or release of any claim of the Administrative Agent hereunder arising from any Payment Recipient’s receipt of an Erroneous Payment.

Article IX. Guarantee

9.01         Guarantee. Each Guarantor hereby unconditionally guarantees, as primary obligor and not as surety merely, to the Administrative Agent and the Lenders (together, the “Guaranteed Parties”) the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise) of the Obligations. Each Guarantor hereby further agrees that if the Borrower shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Obligations, such Guarantor will promptly pay the same upon receipt from the Administrative Agent of written demand for payment thereof, without any other demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal. This guarantee is a continuing guarantee and is a guarantee of payment and is not merely a guarantee of collection, and shall apply to all Obligations whenever arising. The liability of the Guarantors in respect of the Obligations guaranteed by them shall be joint and several.

9.02         Acknowledgments, Waivers and Consents. Each Guarantor agrees that its obligations under Section 9.01 shall, to the fullest extent permitted by applicable law, be primary, absolute, joint and several, irrevocable and unconditional under any and all circumstances and that the guarantee herein is made with respect to any Obligations now existing or in the future arising. Without limiting the foregoing, each Guarantor agrees that:

(a)           Guarantee Absolute. The occurrence of any one or more of the following shall not affect the enforceability or effectiveness of the obligations of such Guarantor under this Article IX in accordance with their terms or affect, limit, reduce, discharge or terminate the liability of such Guarantor, or the rights, remedies, powers and privileges of any of the Guaranteed Parties hereunder:

(i)             any modification or amendment (including without limitation by way of amendment, extension, renewal or waiver), or any acceleration or other change in the time for payment or performance, of the terms of all or any part of the Obligations or this Agreement, or any other agreement or instrument relating thereto, or any modification or termination of the Commitments;

(ii)            any release, termination, waiver, abandonment, lapse or expiration, subordination or enforcement of the liability of any other guarantee of all or any part of the Obligations, or the non-perfection or release of any collateral for any of the Obligations; or

(iii)           any time or indulgence that may be granted in respect of the Obligations.

(b)           Waiver of Defenses. The enforceability and effectiveness of this guarantee and the liability of each Guarantor and the rights, remedies, powers and privileges of the Guaranteed Parties under this guarantee shall not be affected, limited, reduced, discharged or terminated, and each Guarantor hereby expressly waives to the fullest extent permitted by law any defense now or in the future arising, by reason of:

(i)             the illegality, invalidity or unenforceability of all or any part of the Obligations or any other agreement or instrument whatsoever relating to all or any part of the Obligations;

(ii)            any disability or other defense with respect to all or any part of the Obligations (other than, subject to Section 9.03 hereof, by reason of the full payment of all Obligations), including the effect of any statute of limitations that may bar the enforcement of all or any part of the Obligations;

(iii)           the cessation of liability of the Borrower with respect to all or any part of the Obligations (other than, subject to Section 9.03 hereof, by reason of the full payment of all Obligations);

(iv)          any failure of the Guaranteed Parties or any of them to marshal assets in favor of the Borrower or any other Person (including any other guarantor of all or any part of the Obligations), to exhaust any collateral for all or any part of the Obligations, to pursue or exhaust any right, remedy, power or privilege it may have against the Borrower or any other Person or to take any action whatsoever to mitigate or reduce such or any other Person’s liability under this guarantee, the Guaranteed Parties being under no obligation to take any such action notwithstanding the fact that all or any part of the Obligations may be due and payable and that the Borrower may be in default of its obligations under this Agreement;

(v)           any counterclaim, set-off or other claim which the Borrower or any other Guarantor of all or any part of the Obligations may have or claim with respect to all or any part of the Obligations (other than, subject to Section 9.03 hereof, by reason of the full payment of all Obligations);

(vi)          any failure of the Guaranteed Parties or any of them or any other Person to file or enforce a claim in any bankruptcy or other proceeding with respect to any Person;

(vii)         any bankruptcy, insolvency, reorganization, winding-up or adjustment of debts, or appointment of a custodian, liquidator or the like of it, or similar proceedings commenced by or against the Borrower, including any discharge of, or bar or stay against collecting, all or any part of the Obligations (or any interest on all or any part of the Obligations) in or as a result of any such proceeding, or the Borrower becoming the subject of any Bail-In Action;

(viii)        any action taken by the Guaranteed Parties or any of them that is authorized by this Section 9.02 or otherwise in this guarantee or by any other provision of this Agreement or any omission to take any such action; or

(ix)           any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor (other than, subject to Section 9.03 hereof, by reason of the full payment of all Obligations).

(c)          Set-offs and Counterclaims, Etc. To the fullest extent permitted by law, each Guarantor expressly waives, for the benefit of each of the Guaranteed Parties, all set-offs and counterclaims (other than, subject to Section 9.03 hereof, by reason of the full payment of all Obligations) and all diligence, presentment, demand for payment or performance, notices of nonpayment or nonperformance, protest, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever (other than the written demand for payment pursuant to Section 9.01 hereof), and any requirement that the Guaranteed Parties or any of them exhaust any right, power or remedy or proceed against the Borrower under this Agreement or any other Loan Document or other agreement or instrument referred to herein or therein, or against any other Person under any other guarantee of, or security for, any of the Obligations, and all notices of the existence, creation, incurring or assumption of new or additional Obligations. Each Guarantor further expressly waives the benefit of any and all statutes of limitation, to the fullest extent permitted by applicable law.

(d)          Guarantee of Payment and not of Collection. Each Guarantor waives, to the fullest extent permitted by law, for the benefit of each of the Guaranteed Parties, any right to which it may be entitled, including, without limitation:

(i)             that the assets of the Borrower first be used, depleted and/or applied in satisfaction of the Borrower’s obligations under this Agreement prior to any amounts being claimed from or paid by such Guarantor; and

(ii)            to require that the Borrower be sued and all claims against the Borrower be completed prior to an action or proceeding being initiated against such Guarantor.

9.03         Reinstatement. The obligations of each Guarantor under this Article IX shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Borrower or any other Person in respect of the Obligations is rescinded or must otherwise be restored by any holder of any of the Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and each Guarantor agrees that it will indemnify the Guaranteed Parties on demand for all reasonable costs and expenses (including, without limitation, reasonable fees of counsel, but without duplication of the obligations of the Borrower under this Agreement) incurred by them in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or the like under any bankruptcy, insolvency or similar law, in each case in accordance with Section 10.04.

9.04         Subrogation. Each Guarantor hereby agrees that, until the final payment in full in cash in Dollars of all Obligations and the expiration or termination of the Commitments under this Agreement, it shall not exercise any right or remedy arising by reason of any payment by it under its guarantee under this Article IX hereof, whether by subrogation, reimbursement, contribution or otherwise, against the Borrower or any other Guarantor of any of the Obligations or any security for any of the Obligations.

9.05         Remedies. Each Guarantor agrees that, as between such Guarantor and the Guaranteed Parties, the obligations of the Borrower under this Agreement and the other Loan Documents may be declared to be forthwith due and payable as provided herein or therein (and shall be deemed to have become automatically due and payable in the circumstances provided herein or therein) for purposes of Section 9.01 hereof, notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against the Borrower, and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by the Borrower) shall forthwith become due and payable by such Guarantor for purposes of said Section 9.01.

9.06         General Limitation on Obligations. In any action or proceeding involving any state corporate law, or any state or Federal bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Guarantor under Section 9.01 would otherwise be held or determined to be void, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 9.01, then, notwithstanding any other provision hereof to the contrary, the amount of such liability shall, without any further action by such Guarantor, the Administrative Agent, the Lenders or any other Person, be automatically limited and reduced to the highest amount that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

9.07         Additional Guarantors. From time to time subsequent to the date hereof and with the approval of the Administrative Agent, one or more Subsidiaries of a Loan Party may become parties hereto as additional Guarantors by (a) executing a joinder to this Agreement in form and substance reasonably satisfactory to the Administrative Agent, and (b) delivering to the Administrative Agent such other documents, instruments, certificates, evidences and legal opinions as the Administrative Agent may reasonably request in connection with such joinder; provided that all such documentation shall be in form, content and scope reasonably satisfactory to the Administrative Agent.

Article X. Miscellaneous

10.01       Amendments, Etc. Subject to Sections 2.12, 2.14, 2.15, 2.16 and 3.03(b), no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a)             waive any condition set forth in Section 4.01(a) without the written consent of each Lender;

(b)             extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 7.01) without the written consent of such Lender;

(c)             extend the Maturity Date of any Lender without the written consent of such Lender;

(d)             postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender to which such principal, interest, fees or other amounts are owed;

(e)             reduce the principal of, or the rate of interest specified herein (including by amending the definition of “Applicable Rate”) on, any Loan, or (subject to clause (iii) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender to which such principal, interest, fees or other amounts are owed; provided, however, that only the consent of the Required Lenders shall be necessary to (i) amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate or (ii) implement the provisions of Sections 2.15 and 2.16;

(f)             change the definition of “Applicable Percentage” or Section 2.11 or Section 7.02 or the third sentence of Section 2.10(a) (or amend any other term of the Loan Documents that would have the effect of changing such provisions) in a manner that would alter the pro rata sharing of payments or order of application required thereby without the written consent of each Lender;

(g)             change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; or

(h)             release any Guarantor from its obligations hereunder without the written consent of each Lender;

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Sustainability Coordinator in addition to the Lenders required above, affect the rights or duties of the Sustainability Coordinator under this Agreement or any other Loan Document; (iii) the Administrative Agent (and, if applicable, the Borrower) may, without the consent of any Lender, enter into amendments or modifications to this Agreement or any of the other Loan Documents or to enter into additional Loan Documents in order to implement any Benchmark Replacement or any Conforming Changes or otherwise effectuate the terms of Section 3.03(d) in accordance with the terms of Section 3.03(b); and (iv) the Fee Letters may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.

Notwithstanding anything in this Agreement to the contrary, each Lender hereby irrevocably authorizes the Administrative Agent on its behalf, and without further consent of any Lender (but with the consent of the Borrower and the Administrative Agent), to amend and restate this Agreement and the other Loan Documents if, upon giving effect to such amendment and restatement, such Lender shall no longer be a party to this Agreement (as so amended and restated), the Commitments of such Lender shall have terminated, such Lender shall have no other commitment or other obligation hereunder and shall have been paid in full all principal, interest and other amounts owing to it or accrued for its account under this Agreement and the other Loan Documents.

10.02       Notices; Effectiveness; Electronic Communication.

(a)           Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)             if to the Borrower or any other Loan Party or the Administrative Agent, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii)            if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Loan Parties).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b)  below, shall be effective as provided in such subsection (b).

(b)           Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or any Loan Party may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) except as otherwise provided in this Agreement, notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(c)             The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Loan Party, any Lender, or any other Person for damages incurred or suffered by such Person arising out of the use by third parties of information or other materials obtained through electronic telecommunications or other information transmission systems, except to the extent any such damages are found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Agent Party’s gross negligence, willful misconduct, bad faith or material breach of this Agreement.

(d)             Change of Address, Etc. Each of the Loan Parties and the Administrative Agent may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to each Loan Party and the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Loan Parties or their securities for purposes of United States Federal or state securities laws.

(e)             Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely and act upon any notices (including telephonic or electronic Loan Notices) purportedly given by or on behalf of any Loan Party and believed in good faith by the Administrative Agent to be genuine and given by the proper person even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. Each Loan Party shall indemnify the Administrative Agent and the Related Parties of the Administrative Agent from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of any Loan Party and believed in good faith by the Administrative Agent to be genuine and given by the proper person. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

10.03       No Waiver; Cumulative Remedies; Enforcement. No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 7.01 for the benefit of all the Lenders; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any Lender from exercising setoff rights in accordance with Section 10.08 (subject to the terms of Section 2.11), or (c) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 7.01 and (ii) in addition to the matters set forth in clauses (b) and (c) of the preceding proviso and subject to Section 2.11, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

10.04       Expenses; Indemnity; Damage Waiver.

(a)             Costs and Expenses. The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (limited, in the case of legal fees, to the reasonable fees, charges and disbursements of one firm of counsel, as special counsel to the Administrative Agent, and, if reasonably necessary, a single local counsel in each relevant material jurisdiction and, if reasonably necessary, of one regulatory counsel), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) after the occurrence and during the continuance of an Event of Default, all documented out-of-pocket expenses incurred by the Administrative Agent or any Lender (but limited, in the case of legal fees, to the reasonable fees, disbursements and other charges of one firm of counsel, as special counsel to the Administrative Agent and the Lenders, taken as a whole, and, if reasonably necessary, a single local counsel in each relevant material jurisdiction and, if reasonably necessary, of one regulatory counsel, to all such persons, taken as a whole and, solely in the case of a perceived or actual conflict of interest among such affected Lenders, such expenses shall include the reasonable fees, disbursements and other charges of one additional counsel in each relevant material jurisdiction and, if reasonably necessary, of one regulatory counsel, to each group of affected Lenders similarly situated, taken as a whole), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b)             Indemnification. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), the Arrangers and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (limited, in the case of legal fees, to the reasonable and documented fees, charges and disbursements of one counsel to the Indemnitees, taken as a whole, and, if reasonably necessary, (x) a single local counsel in each relevant material jurisdiction to all such Indemnitees, taken as a whole, and (y) a single regulatory counsel, unless there exists a perceived or actual conflict of interest among Indemnitees, in which case such expenses shall include the reasonable fees, disbursements and other charges of one additional counsel in each relevant material jurisdiction and, if reasonably necessary, of one regulatory counsel, to each group of affected Indemnitees similarly situated taken as a whole), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower or any other Loan Party) other than such Indemnitee and its Related Parties arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.01) after the occurrence and during the continuance of an Event of Default, (ii) any Loan or the use or proposed use of the proceeds therefrom or (iii)  any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from (x) the gross negligence, willful misconduct or bad faith of such Indemnitee, (y) a material breach by such Indemnitee in the performance of any agreement hereunder or (z) any dispute solely among Indemnitees and/or their Related Parties and not (1) arising out of any act or omission of the Loan Parties or any of their Subsidiaries or (2) relating to any action of such Indemnified Party in its capacity as Administrative Agent or an Arranger. Without limiting the provisions of Section 3.01(c), this Section 10.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c)             Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof) or any Related Party of any of the foregoing (but without limiting the obligation of the Borrower to do so), each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s Applicable Percentage of such amount (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Total Credit Exposure at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender), provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.10(d).

(d)             Waiver of Consequential Damages, Etc. Without limiting the indemnification obligations of the Borrower under Section 10.04(b) (or the guarantee of such obligations by the Guarantors) in respect of any claim asserted by any Person other than any Loan Party, to the fullest extent permitted by applicable law, no party hereto shall assert, and each party hereto hereby waives, and acknowledges that no other Person shall have, any claim against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. None of the Administrative Agent (or any sub-agent thereof), the Sustainability Coordinator, the Arrangers or the Lenders, or any Related Party of any of the foregoing Persons (each a “Released Person”) shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Released Person through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence, willful misconduct or bad faith of such Released Person or from a material breach by such Released Person in the performance of any agreement hereunder related to such use that continues after such Released Person becomes aware that it is in breach, in each case as determined by a final and non-appealable judgment of a court of competent jurisdiction.

(e)             Payments. All amounts due under this Section shall be payable not later than twenty Business Days after demand therefor.

(f)             Survival. The agreements in this Section 10.04 (including the indemnification obligations set forth in Section 10.04(b)) and the indemnity provisions of Section 10.02(e) shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Aggregate Commitments, the repayment, satisfaction or discharge of all the other Obligations and the termination of this Agreement.

10.05        Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Overnight Rate from time to time in effect. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

10.06       Successors and Assigns.

(a)             Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) other than an assignment to a Loan Party or a Successor Entity permitted under Section 6.02(c), neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and (ii) no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (A) to an assignee in accordance with the provisions of subsection (b) of this Section, (B) by way of participation in accordance with the provisions of subsection (d) of this Section, or (C) by way of pledge or assignment of a security interest subject to the restrictions of subsection (e) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)             Minimum Amounts.

(A)             in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender (to the extent such Affiliate is engaged in the making of revolving credit loans in the ordinary course of business pursuant to revolving credit facilities of the same type and with borrowers of the same credit quality as the Borrower), no minimum amount need be assigned; and

(B)             in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 and whole multiples of $1,000,000 in excess thereof unless each of the Administrative Agent and, so long as no Event of Default under Section 7.01(a), 7.01(e) and/or 7.01(f) has occurred and is continuing, the Borrower otherwise consents (such consent not to be unreasonably withheld or delayed).

(ii)           Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned;

(iii)          Required Consents. No consent shall be required for any assignment except to the extent required by Section 10.06(b)(i)(B) and, in addition:

(A)             the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default under Section 7.01(a), 7.01(e) and/or 7.01(f) has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender (to the extent such Affiliate is engaged in the making of revolving credit loans in the ordinary course of business pursuant to revolving credit facilities of the same type and with borrowers of the same credit quality as the Borrower); provided that the Borrower shall be deemed to have consented to any such assignment unless the Borrower shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received written notice thereof (specifying the time period within which the Borrower may respond); and

(B)             the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignment in respect of any Commitment if such assignment is to a Person that is not a Lender or an Affiliate of such Lender.

(iv)          Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)           No Assignment to Certain Persons. No such assignment shall be made (A) to the Borrower or any of the Loan Parties’ Affiliates or Subsidiaries, (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) to a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person).

(vi)          Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c)             Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)             Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person), a Defaulting Lender or a Loan Party or any of a Loan Party’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 10.04(c) without regard to the existence of any participation.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section (it being understood that the documentation required under Section 3.01(e) shall be delivered to the Lender who sells the participation) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 3.06 and 10.13 as if it were an assignee under paragraph (b) of this Section and (B) shall not be entitled to receive any greater payment under Sections 3.01 or 3.04, with respect to any participation, than the Lender from whom it acquired the applicable participation would have been entitled to receive. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 3.06 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.11 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)             Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any central bank having jurisdiction over such Lender; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

10.07       Treatment of Certain Information; Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties on a need to know basis (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement or any Eligible Assignee invited to be a Lender pursuant to Section 2.12(c) or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative, credit insurance or other transaction under which payments are to be made by reference to the Borrower, this Agreement or payments hereunder, (g) on a confidential basis to (i) any rating agency in connection with rating PFG or its Subsidiaries or the credit facilities provided hereunder or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder, (h) with the consent of the applicable Loan Party or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section, (y) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than any Loan Party or (z) was independently developed by a Lender without reference to any Information. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement of the type customarily provided to market data collectors. For purposes of this Section, “Information” means all information received from (or on behalf of) any Loan Party or any Subsidiary (including as a result of any inspection or review of the books and records or properties of any Loan Party or any Subsidiary) relating to such Loan Party or any Subsidiary or any of their respective businesses, other than any such information that is publicly available or available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by such Loan Party or any Subsidiary, provided that, in the case of information received from any Loan Party or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent and the Lenders acknowledges that (a) the Information may include material non-public information concerning a Loan Party or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

10.08       Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party, excluding any custodial, trust or special reserve accounts, against any and all of the obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or their respective Affiliates, irrespective of whether or not such Lender or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.13 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or their respective Affiliates may have. Each Lender agrees to notify the Loan Parties and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.09       Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10       Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging means (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement.

10.11       Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Borrowing, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

10.12       Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 10.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, then such provisions shall be deemed to be in effect only to the extent not so limited.

10.13       Replacement of Lenders. If the Borrower is entitled to replace a Lender pursuant to the provisions of Section 2.14 or 3.06, or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights (other than its existing rights to payments pursuant to Sections 3.01 and 3.04) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a)             the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 10.06(b);

(b)             such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c)             in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(d)             in the case of any such assignment resulting from a Lender being a Non-Extending Lender, the applicable assignee shall have consented to the applicable request to extend the Maturity Date applicable thereto;

(e)             such assignment does not conflict with applicable Laws; and

(f)             in the case of an assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

10.14       Governing Law; Jurisdiction; Etc.

(a)             GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b)             SUBMISSION TO JURISDICTION. EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK SITTING IN NEW YORK COUNTY, AND ANY APPELLATE COURT FROM ANY THEREOF IN ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

(c)             WAIVER OF VENUE. EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)             SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

10.15       Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.16       No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower and each other Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Arrangers and the Lenders are arm’s-length commercial transactions between the Borrower, each other Loan Party and their respective Affiliates, on the one hand, and the Administrative Agent, the Arrangers and the Lenders, on the other hand, (B) the Borrower and each other Loan Party has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower and each other Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent, the Arrangers and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower, any other Loan Party or any of their respective Affiliates, or any other Person and (B) neither the Administrative Agent, any Arranger nor any Lender has any obligation to the Borrower, any other Loan Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Arrangers and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, the other Loan Parties and their respective Affiliates, and neither the Administrative Agent, any Arranger nor any Lender has any obligation to disclose any of such interests to the Borrower, any other Loan Party or any of their respective Affiliates. To the fullest extent permitted by law, the Borrower and each other Loan Party hereby waives and releases any claims that it may have against the Administrative Agent, the Arrangers or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

10.17       Electronic Execution. The words “execute,” “execution,” “signed,” “signature,” “delivery” and words of like import in or related to this Agreement, any other Loan Document or any document, amendment approval, consent, waiver, modification, information, notice, certificate, report, statement, disclosure, or authorization to be signed or delivered in connection with this Agreement or any other Loan Document or the transactions contemplated hereby shall be deemed to include Electronic Signatures or execution in the form of an Electronic Record, and contract formations on electronic platforms approved by the Administrative Agent, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act. Each party hereto agrees that any Electronic Signature or execution in the form of an Electronic Record shall be valid and binding on itself and each of the other parties hereto to the same extent as a manual, original signature.  For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance by the parties of a manually signed paper which has been converted into electronic form (such as scanned into PDF format), or an electronically signed paper converted into another format, for transmission, delivery and/or retention.  Notwithstanding anything contained herein to the contrary, the Administrative Agent is under no obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it; provided that  without limiting the foregoing, (i) to the extent the Administrative Agent has agreed to accept such Electronic Signature from any party hereto, the Administrative Agent and the other parties hereto shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of the executing party without further verification and (ii) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by an original manually executed counterpart thereof.  Without limiting the generality of the foregoing, each party hereto hereby (A) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders and any of the Loan Parties, electronic images of this Agreement or any other Loan Document (in each case, including with respect to any signature pages thereto)  shall have the same legal effect, validity and enforceability as any paper original, and (B) waives any argument, defense or right to contest the validity or enforceability of the Loan Documents based solely on the lack of paper original copies of any Loan Documents, including with respect to any signature pages thereto.

10.18       USA Patriot Act. Each Lender that is subject to the Patriot Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Patriot Act. The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

10.19       ENTIRE AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

10.20       Acknowledgment and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)           the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder that may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)           the effects of any Bail-In Action on any such liability, including, if applicable:

(i)             a reduction in full or in part or cancellation of any such liability;

(ii)            a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)           the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

10.21        Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Contracts or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and, each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the FDIC under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a)             In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b)             As used in this Section 10.21, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following:

(i)             a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii)            a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii)           a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

PRINCIPAL LIFE INSURANCE COMPANY, as the Borrower

By:	/s/ Deanna D. Strable-Soethout
Name:	Deanna D. Strable-Soethout
Title:	Executive Vice President and Chief Financial Officer

By:	/s/ Gina L. Graham
Name:	Gina L. Graham
Title:	Vice President and Treasurer

PRINCIPAL FINANCIAL GROUP, INC., as a Guarantor

By:	/s/ Deanna D. Strable-Soethout
Name:	Deanna D. Strable-Soethout
Title:	Executive Vice President and Chief Financial Officer

By:	/s/ Gina L. Graham
Name:	Gina L. Graham
Title:	Vice President and Treasurer

Signature Page to
Five-Year Credit Agreement

PRINCIPAL FINANCIAL SERVICES, INC., as a Guarantor

By:	/s/ Deanna D. Strable-Soethout
Name:	Deanna D. Strable-Soethout
Title:	Executive Vice President and Chief Financial Officer

By:	/s/ Gina L. Graham
Name:	Gina L. Graham
Title:	Vice President and Treasurer

Signature Page to
Five-Year Credit Agreement

Wells Fargo Bank, National Association, as Administrative Agent and a Lender

By:	/s/ Michelle S. Dagenhart
Name:	Michelle S. Dagenhart
Title:	Managing Director

Signature Page to
Five-Year Credit Agreement

Bank of America, N.A., as a Lender

By:	/s/ Sidhima Daruka
Name:	Sidhima Daruka
Title:	Director

Signature Page to
Five-Year Credit Agreement

Citibank, N.A., as a Lender

By:	/s/ Robert Chesley
Name:	Robert Chesley
Title:	Vice President & Managing Director

Signature Page to
Five-Year Credit Agreement

HSBC Bank USA, N.A., as a Lender

By:	/s/ Mrudul Kotia
Name:	Mrudul Kotia
Title:	Vice President, Financial Institutions Group

Signature Page to
Five-Year Credit Agreement

U.S. Bank National Association, as a Lender

By:	/s/ Andre Liu
Name:	Andre Liu
Title:	Senior Vice President

Signature Page to
Five-Year Credit Agreement

Barclays Bank PLC, as a Lender

By:	/s/ Evan Moriarty
Name:	Evan Moriarty
Title:	Vice President

Signature Page to
Five-Year Credit Agreement

BNP Paribas, as a Lender

By:	/s/ Monica Hanson
Name:	Monica Hanson
Title:	Managing Director

By:	/s/ Patrick Cunnane
Name:	Patrick Cunnane
Title:	Vice President

Signature Page to
Five-Year Credit Agreement

Crédit Agricole Corporate and Investment Bank, as a Lender

By:	/s/ Andrew Sidford
Name:	Andrew Sidford
Title:	Managing Director

By:	/s/ Gordon Yip
Name:	Gordon Yip
Title:	Director

Signature Page to
Five-Year Credit Agreement

Deutsche Bank AG New York Branch, as a Lender

By:	/s/ Douglas Darman
Name:	Douglas Darman
Title:	Director

By:	/s/ Ming K. Chu
Name:	Ming K. Chu
Title:	Director

Signature Page to
Five-Year Credit Agreement

Goldman Sachs Bank USA, as a Lender

By:	/s/ Ananda DeRoche
Name:	Ananda DeRoche
Title:	Authorized Signatory

Signature Page to
Five-Year Credit Agreement

JPMorgan Chase Bank, N.A., as a Lender

By:	/s/ Kristen M. Murphy
Name:	Kristen M. Murphy
Title:	Vice President

Signature Page to
Five-Year Credit Agreement

Morgan Stanley Bank, N.A., as a Lender

By:	/s/ Michael King
Name:	Michael King
Title:	Authorized Signatory

Signature Page to
Five-Year Credit Agreement

The Northern Trust Company, as a Lender

By:	/s/ Chris McKean
Name:	Chris McKean
Title:	Senior Vice President

Signature Page to
Five-Year Credit Agreement

Royal Bank of Canada - New York Branch, as a Lender

By:	/s/ Tim Stephens
Name:	Tim Stephens
Title:	Authorized Signatory

Signature Page to
Five-Year Credit Agreement

Societe Generale, as a Lender

By:	/s/ William Aishton
Name:	William Aishton
Title:	Director

Signature Page to
Five-Year Credit Agreement

The Toronto-Dominion Bank, New York Branch, as a Lender

By:	/s/ Betty Chang
Name:	Betty Chang
Title:	Authorized Signatory

Signature Page to
Five-Year Credit Agreement